UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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AMC ENTERTAINMENT HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 3, 2019

DEAR STOCKHOLDERS:

        We cordially invite you to attend the Annual Meeting of Stockholders of AMC Entertainment Holdings, Inc., which will be held on May 3, 2019 at 8:00 a.m. (Central Time) at the AMC Theatre Support Center, located at One AMC Way, 11500 Ash Street, Leawood, Kansas 66211, for the following purposes:

  1.
  To elect to our Board of Directors the following two nominees for terms expiring at the 2022 Annual Meeting: Mr. Adam M. Aron and Mr. Lee E. Wittlinger.

  2.
  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2019.

  3.
  To conduct a non-binding advisory vote to approve the compensation of named executive officers.

        These items of business are more fully described in the Proxy Statement accompanying this notice.

        Our Board has fixed the close of business on March 13, 2019 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders or at any adjournment or postponement thereof. A list of these stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of AMC Entertainment Holdings, Inc. at One AMC Way, 11500 Ash Street, Leawood, Kansas 66211.

        Only stockholders and persons holding proxies from stockholders may attend the meeting. If your shares are registered in your name, you should bring your proxy card and a proper form of identification such as your driver's license to the meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.

        In order that your shares may be represented at the meeting if you are not personally present, you are urged to vote your shares by telephone or Internet, or by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying postage prepaid (if mailed in the United States) return envelope.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION
TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS

By Order of the Board of Directors,
One AMC Way
11500 Ash Street, Leawood, KS 66211
Senior Vice President, General Counsel and Secretary

April 2, 2019

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on May 3, 2019:
The Proxy Statement and 2018 Annual Report to Stockholders
are available at http://www.envisionreports.com/amc

AMC ENTERTAINMENT HOLDINGS, INC.

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PROXY STATEMENT

 PROXY SUMMARY

        This summary highlights selected information and does not contain all of the information that you should consider in deciding how to vote. You should read the entire proxy statement carefully before voting.

2019 ANNUAL MEETING OF STOCKHOLDERS
Time and Date:	8:00 a.m. (Central Time), Friday, May 3, 2019
Place:	AMC Theatre Support Center, located at One AMC Way, 11500 Ash Street, Leawood, Kansas 66211
Record Date:	March 13, 2019
Voting:	As of the record date, holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to three votes per share.

Voting Recommendations

Agenda Item	Board Vote Recommendation
Proposal No. 1:
Election to our Board of Directors the following two nominees for terms expiring at the 2022 Annual Meeting:
Mr. Adam M. Aron and Mr. Lee E. Wittlinger	FOR each Director Nominee
Proposal No. 2:
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2019.	FOR
Proposal No. 3:
Non-binding advisory vote to approve the compensation of named executive officers (the "say-on-pay vote").	FOR

GENERAL INFORMATION

        This proxy statement is provided in connection with the solicitation of proxies by the Board of Directors (the "Board") of AMC Entertainment Holdings, Inc., a Delaware corporation ("we," "us," the "Company" or "AMC"), for use at the 2019 Annual Meeting of Stockholders of the Company, to be held on May 3, 2019 at 8:00 a.m. (Central Time), or any adjournment or postponement thereof, at the AMC Theatre Support Center located at One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 (the "Annual Meeting").

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting To Be Held on May 3, 2019:

        Pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"), we are providing access to our proxy materials, which include our notice of annual meeting, proxy statement and annual report to stockholders over the Internet at www.envisionreports.com/amc. These proxy materials are available without charge.

        This proxy statement and the accompanying proxy are first being sent or given to stockholders beginning on or about April 2, 2019. The costs of this proxy solicitation will be borne by the Company, which maintains its principal executive offices at One AMC Way, 11500 Ash Street, Leawood, KS 66211.

VOTING AT THE ANNUAL MEETING

        The only voting securities of the Company are its shares of Class A and Class B common stock (collectively, the "Common Stock"). Only stockholders of record of our Common Stock at the close of business on March 13, 2019, the date selected as the record date by our Board, are entitled to vote at the Annual Meeting. On the record date, there were 52,073,316 shares of Class A common stock and 51,769,784 shares of Class B common stock outstanding. The holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to three votes per share, and such holders generally vote together as a single class on all matters. All of our Class B common stock is held by a subsidiary of the Dalian Wanda Group Co., Ltd (together with its affiliates, "Wanda"). Because of the three-to-one voting ratio between our Class B and Class A common stock, Wanda controls a majority of the combined voting power of our Common Stock at the record date and therefore will be able to control all matters submitted to our stockholders for approval at the Annual Meeting.

The Proxy

        If your Common Stock is held through a broker, bank or other nominee (held in street name), you will receive instructions from such entity that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the meeting. If you hold your shares in your own name as a holder of record with our transfer agent, you may instruct the proxies how to vote following the instructions listed on the proxy card to vote over the Internet, or by signing, dating and mailing the proxy card. Of course, you can always come to the meeting and vote your shares in person.

        Proxies provided by telephone or over the Internet or by mailed proxy card by stockholders of record, unless revoked, will be voted at the Annual Meeting as directed by you, or, in the absence of such direction, as the Board recommends for Proposals 1, 2 and 3 at the Annual Meeting. A stockholder submitting a proxy by telephone or over the Internet or by mailed proxy card may revoke such proxy at any time before it is used by giving written notice of revocation to the Secretary of the Company, by delivering to the Secretary of the Company a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in and of itself, revoke a proxy. The Proxy Statement and 2018 Annual Report to Stockholders are available at http://www.envisionreports.com/amc or by calling 1-800-652-8683.

        As of the printing of this proxy statement, we do not know of any other matter to be raised at the meeting. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxies will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

Voting Requirement to Approve each of the Proposals

  •
  Proposal No. 1: Election of directors requires a plurality of the votes cast, which means that the two nominees for director receiving the highest number of votes FOR election will be elected as directors. Our Board recommends a vote "for" the election of each nominee.

  •
  Proposal No. 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm requires approval by the holders of a majority of the shares (by voting power) present in person or represented by proxy and entitled to vote with respect to this matter. Our Board recommends a vote "for" this proposal.

  •
  Proposal No. 3: Non-binding advisory vote on compensation of named executive officers (the "say-on-pay vote") requires approval by the holders of a majority of the shares (by voting power) present in person or represented by proxy and entitled to vote with respect to this matter. Our Board recommends a vote "for" this proposal. The vote on Proposal No. 3 is a non-binding advisory vote.

How Votes Are Counted

        A quorum is required to transact business at our Annual Meeting. Stockholders of record holding shares of Common Stock constituting a majority of the shares issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the meeting.

        Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. Accordingly, abstentions with respect to the ratification of the appointment of KPMG LLP as our independent registered public accounting firm and the say-on-pay vote will have the same effect as a vote against such proposals. Because a plurality of the votes cast is required to elect directors, abstentions and withheld votes will have no effect on the election of directors. Broker non-votes will be considered as represented for purposes of determining a quorum, but will not otherwise affect voting results.

        Under rules of the New York Stock Exchange ("NYSE"), brokers may not vote on "non-routine" proposals unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as "non-votes." The proposals to elect directors and the say-on-pay vote are considered "non-routine," which means that brokerage firms may not vote in their discretion regarding these items on behalf of beneficial owners who have not furnished voting instructions. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm, however, is considered a "routine" item, which means that brokerage firms may vote in their discretion on behalf of beneficial owners who have not furnished voting instructions. Although Proposal No. 3 is a non-binding advisory vote, our Board will review the results and will take them into account in making a determination concerning executive compensation.

DIRECTORS OF THE COMPANY

        Our business and affairs are managed by our Board, which currently consists of the following eight members: Adam M. Aron, Anthony J. Saich, Gary F. Locke, Kathleen M. Pawlus, Lloyd Hill, Maojun (John) Zeng, Howard W. "Hawk" Koch and Lee E. Wittlinger. Mr. Lin (Lincoln) Zhang served as our non-executive Chairman until his resignation on March 12, 2018. Mr. Zeng was appointed as our non-executive Chairman effective March 14, 2018. Mr. Aron is our Chief Executive Officer ("CEO"). We currently have one vacancy on the Board. The Board intends to fill that vacancy as candidates are identified.

        Pursuant to our amended and restated certificate of incorporation, our Board is divided into three classes. The members of each class serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. The classes are composed as follows:

  •
  Dr. Saich, Mr. Locke, and Ms. Pawlus are Class I directors, whose terms will expire at the 2020 annual meeting of stockholders;

  •
  Mr. Hill, Mr. Zeng, and Mr. Koch are Class II directors, whose terms will expire at the 2021 annual meeting of stockholders; and

  •
  Mr. Aron and Mr. Wittlinger are Class III directors, whose terms will expire at the 2019 annual meeting of stockholders. Mr. Lincoln Zhang was previously a Class III director.

PROPOSAL 1:
ELECTION OF DIRECTORS

        At the Annual Meeting, two individuals are to be elected as Class III directors to hold a three-year term of office from the date of their election until the Company's 2022 annual meeting and until their successors are duly elected and qualified. The two nominees for election as Class III directors are: Mr. Aron and Mr. Wittlinger.

        The Nominating and Corporate Governance Committee and the Board believe that the nominees have the requisite qualifications to oversee our business. Set forth below you will find certain information for each of the directors, including the nominees, which we believe evidences the directors' qualifications to serve on the Board.

        The Board recommends a vote "FOR" each of the nominees.

        Each of the biographies of the nominees for election as directors below contains information regarding the person's service as a director, business experience, director positions held currently or at any time during the past five years, and the experience, qualifications, attributes and skills that caused the Board to determine that the person should be nominated for election as a director at the Annual Meeting. The following information is as of February 15, 2019.

Nominees for Election as Class III Directors for a Term Ending 2022

        Mr. Adam M. Aron, 64, has served as Chief Executive Officer, President and a director of the Company since January 2016. From February 2015 to December 2015, Mr. Aron was appointed Chief Executive Officer of Starwood Hotels and Resorts Worldwide, Inc and served on the board from 2006 to 2015. Since 2006, Mr. Aron has served as Chairman and Chief Executive Officer of World Leisure Partners, Inc., a personal consultancy for matters related to travel and tourism, high-end real estate development, and professional sports, that he founded. Mr. Aron served as Chief Executive Officer and Co-Owner of the Philadelphia 76ers from 2011 to 2013, and remains a co-owner. From 2006 to 2015, Mr. Aron served as Senior Operating Partner of Apollo Management L.P., compensation for which ran through March of 2017. Mr. Aron currently serves on the board of directors of Norwegian Cruise Line Holdings, Ltd. and the Philadelphia 76ers. Mr. Aron served on the board of directors of Prestige Cruise Holdings, Inc. from 2007 to 2014. Mr. Aron received a Master's of Business Administration degree with distinction from the Harvard Business School and a Bachelor of Arts degree cum laude from Harvard College. Mr. Aron brings to the Board significant business and executive leadership experience, including valuable insight into consumer services. He has more than 25 years of experience as a Chief Executive Officer, more than 25 years of experience as a corporate director, and more than 35 years of consumer-engagement experience.

        Mr. Lee E. Wittlinger, 35, has served as a director of the Company since September 2018. Mr. Wittlinger is a Managing Director of Silver Lake Group, L.L.C. ("Silver Lake"), which he joined in 2007. Mr. Wittlinger currently serves as a director on the boards of GoDaddy Inc. ("GoDaddy"), Oak View Group, LLC and WPEngine, Inc. Mr. Wittlinger has previously served as a director of Vantage Data Centers Management Company, LLC and Cast & Crew Entertainment Services LLC ("Cast & Crew"), and as a member of Cast & Crew's and GoDaddy's audit committees. Prior to Silver Lake, Mr. Wittlinger worked as an investment banker in the Technology, Media and Telecommunications Group at Goldman, Sachs & Co., where he focused on mergers and acquisitions and financing transactions in the technology industry. Mr. Wittlinger graduated summa cum laude from The Wharton School of the University of Pennsylvania, where he received a B.S. in Economics, with dual concentrations in Finance and Accounting. Mr. Wittlinger will bring extensive financial and banking expertise to the Company. See "Related Party Transactions" for details of Mr. Wittlinger's appointment.

Directors Continuing in Office

Class I Directors—Term Expiring 2020

        Dr. Anthony J. Saich, 65, has served as a director of the Company since August 2012. Since July 2008, Dr. Saich has served as the Director of the Ash Center for Democratic Governance and Innovation and Daewoo Professor of International Affairs at Harvard University. In his capacity as Ash Center Director, Dr. Saich also serves as the director of the Rajawali Foundation Institute for Asia and the faculty chair of the China Public Policy Program, the Asia Energy Leaders Program and the Leadership Transformation in Indonesia Program. Dr. Saich also serves as the Chair of the Board of Trustees of the China Medical Board, as a board member of the National Committee for US-China Relations, as a member of International Bridges to Justice and as the U.S. Secretary-General of the China United States Strategic Philanthropy Network. Dr. Saich sits on the executive committees of the John King Fairbank Center for Chinese Studies and the Asia Center, both at Harvard University, and serves as the Harvard representative of the Kennedy Memorial Trust. Dr. Saich holds a bachelor's degree in politics and geography from the University of Newcastle, United Kingdom, a master's degree in politics with special reference to China from the School of Oriental and African Studies, London University, and has a Ph.D. from the Faculty of Letters, University of Leiden, the Netherlands. Dr. Saich has over 40 years of experience in international affairs and will provide valuable international insights to the Company.

        Mr. Gary F. Locke, 69, has served as a director of the Company since February 2016. Mr. Locke is currently a trade consultant and owner of Locke Global Strategies, LLC since 2014. Mr. Locke was the first Chinese American to be elected as a U.S. Governor when the voters of Washington elected him in 1996 and re-elected him in 2000. During his administration, he strengthened economic ties between China and Washington State. Mr. Locke then served as U.S. Commerce Secretary from 2009-2011, where he led the effort to implement President Obama's National Export Initiative to double American exports in five years. He then became America's 10th Ambassador to China, serving from 2011-2014, and during his service he opened markets for made-in-USA goods and services and reduced wait times for visa interviews of Chinese applicants from 100 days to three days. Mr. Locke is a member of the board of directors of Fortinet, Inc. and nLight, Inc. He attended Yale University, graduating with a bachelor's degree in political science and received his law degree from Boston University. Mr. Locke brings to the Board a global and valuable business perspective due to his extensive role in politics and experience as an Ambassador to China.

        Ms. Kathleen M. Pawlus, 58, has served as a director of the Company since December 2014. Ms. Pawlus, retired partner of Ernst and Young, LLP ("EY"), served as the Global Assurance Chief Financial Officer and Chief Operating Officer from 2012 to 2014. EY's Assurance practice is the largest of EY's four service lines and includes its Audit Practice, Fraud, Investigation and Dispute

Services Practice, Climate Change and Sustainability Services Practice and its Financial Accounting Advisory Services Practice. Prior to this, from 2006 to 2012, Ms. Pawlus served as EY's Americas Chief Financial Officer, Global PBFA Function Leader and US Firm Chief Financial Officer responsible for finance, IT operations, treasury, purchasing and facilities. Ms. Pawlus served on EY's U.S. Executive Board from 2006 to 2012. Ms. Pawlus earned her Bachelor of Science degree from Indiana University and is a Certified Public Accountant. Ms. Pawlus brings to the Board extensive financial, accounting, operational and management experience in various capacities with more than 30 years of experience.

Class II Directors—Term Expiring 2021

        Mr. Lloyd Hill, 75, has served as a director of the Company since December 2013. Prior to his retirement in 2006, Mr. Hill served as the Chief Executive Officer and Chairman of Applebee's International, Inc. Mr. Hill serves on the board of directors of E.E. Newcomer Enterprises, Inc. Mr. Hill also serves on the board of directors of Saint Luke's South Hospital, the audit committee for the Saint Luke's Health System. Mr. Hill previously served as a director Red Robin Gourmet Burgers, Inc. Mr. Hill holds a master's degree in business administration from Rockhurst University in Kansas City, Missouri. Mr. Hill has extensive experience and knowledge of public company operations, as well as experience serving on the boards of other public companies.

        Mr. Maojun (John) Zeng, 47, has served as a director of the Company since February 2016 and as Chairman since March 14, 2018. Mr. Zeng has served as the President of Wanda Film Holding Co., Ltd. (formerly known as Wanda Cinema Line Corporation), a subsidiary of Wanda group, since June 29, 2015, and has served as a member of its Board of Directors since January 22, 2015. Mr. Zeng has also served as Senior Vice President of Wanda Cultural Industries Group since October 13, 2016, as well as previously held positions of Vice President, Senior Assistant to the President and Assistant to the President. Mr. Zeng has held other positions within the Wanda group and its subsidiaries. Mr. Zeng holds an undergraduate degree and a master's degree in business administration from Renmin University of China. Mr. Zeng has experience serving in an executive leadership role at a major theatrical exhibition company in China and brings to the Board valuable theatrical exhibition knowledge.

        Mr. Howard W. "Hawk" Koch, Jr., 73, has served as a director of the Company since October 2014. Mr. Koch is a veteran movie producer and principal at The Koch Company, the former president of the Academy of Motion Picture Arts and Sciences ("AMPAS"), and Recording Secretary and former President of the Producers Guild of America. Mr. Koch currently serves on the Board of Directors of the Motion Picture & Television Fund and the National Film Preservation Foundation. Mr. Koch previously served on the Board of Governors of AMPAS from 2004 to 2013 and the Board of Directors of the Producers Guild of America from 1999 to 2012. Mr. Koch has been intimately involved with the making of over 60 major motion pictures, among them such films as "Source Code", "Fracture", "Primal Fear", "Marathon Man," "Chinatown," "Wayne's World," "Peggy Sue Got Married," "The Idolmaker," "Heaven Can Wait," "The Way We Were" and "Rosemary's Baby." Mr. Koch continues to develop and produce movies. Mr. Koch has over 51 years of experience in the motion picture industry and provides our Board with a unique insight into the production of movies that are exhibited on our screens.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        Our Corporate Governance Guidelines and Principles reflect the principles by which the Board operates and sets forth director qualification standards, responsibilities, compensation, evaluation, orientation and continuing education, board committee structure, chief executive officer performance review, management succession planning and other policies for the governance of the Company. A copy of the Corporate Governance Guidelines and Principles is available on our website at www.amctheatres.com under "Investor Relations"—"Governance"—"Governance Documents".

Risk Oversight

        The Board executes its oversight responsibility for risk management directly and through its committees, as follows:

        The Audit Committee has primary oversight responsibility with respect to financial and accounting risks. The Audit Committee discusses with management the Company's major financial risk exposures and the Company's risk assessment and risk management policies. Management provides to the Audit Committee periodic assessments of the Company's risk management processes and systems of internal control. The Chairman of the Audit Committee reports to the full Board regarding material risks as deemed appropriate.

        The Board's other committees oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Board is kept abreast of its committees' risk oversight and other activities via reports of the committee chairmen to the full Board. These reports are presented at every regular Board meeting and include discussions of committee agenda topics, including matters involving risk oversight.

        The Board considers specific risk topics, including risks associated with our annual operating plan, our capital structure, and cyber security. In addition, the Board receives reports from the members of our senior leadership team that include discussions of the risks and exposures involved in their respective areas of responsibility. Further, the Board is informed of developments that could affect our risk profile or other aspects of our business.

Compensation Policies and Practices as They Relate to Risk Management

        The Compensation Committee has reviewed and discussed the concept of risk as it relates to the Company's compensation policies and it does not believe the Company's compensation policies or practices create or encourage the taking of excessive risks that are reasonably likely to have a material adverse effect on the Company. Below are some of the highlights of the Company's compensation programs that mitigate risks associated with compensation:

  •
  Compensation is comprised of a combination of base salary, annual cash incentive, and long-term equity incentive awards;

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  Equity compensation vesting is multi-year service based and performance based with overlapping performance periods; and

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  Maximum payout for cash and equity incentives is 200% of the value at target.

The Compensation Committee has identified no material risks in the compensation programs for 2018.

Business Conduct and Ethics

        We have a Code of Business Conduct and Ethics that applies to all of our associates, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Business Conduct and Ethics, which address the subject areas covered by the SEC's rules, may be obtained free of charge through our website: www.amctheatres.com under "Investor Relations"—"Governance"—"Governance Documents". Any amendment to, or waiver from, any provision of the Code of Business Conduct and Ethics required to be disclosed with respect to any senior executive or financial officer shall be posted on this website.

Board and Committee Information

        The Board held 5 meetings during the year ended December 31, 2018. Each director attended at least 75% of the total combined meetings held by the Board plus the meetings held by the committees of the Board on which such director served after their election to the Board, except for Mr. Zeng.

Communications with the Board

        Our stockholders and other interested parties may communicate to our Board, its committees or our non-management directors as a group, by writing to the Secretary of AMC Entertainment Holdings, Inc. at One AMC Way, 11500 Ash Street, Leawood, KS 66211. Stockholders and other interested parties should indicate that their correspondence is intended to be communicated to the Board.

Director Independence

        We avail ourselves of the "controlled company" exception under the rules of the NYSE, which permits a listed company of which more than 50% of the voting power for election of directors is held by an individual, a group or another company to not comply with certain of the NYSE's governance requirements. Because more than 50% of our voting power is held by Wanda, we are not required to have a majority of independent directors on our Board. We currently have four independent directors, Mr. Hill, Dr. Saich, Ms. Pawlus, and Mr. Wittlinger, as determined by our Board in accordance with NYSE rules. In addition, while we are not required to have a Compensation Committee or a Nominating and Corporate Governance Committee, we have established such committees, each of which is composed of three directors, at least one of whom from each committee is independent.

        Our Board has determined that Mr. Hill, Dr. Saich, Ms. Pawlus, and Mr. Wittlinger are independent in accordance with NYSE rules and within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act") for purposes of serving on our Audit Committee. The remaining members of the Board, Mr. Locke, Mr. Zeng, Mr. Aron, and Mr. Koch, are not independent under the NYSE rules or within the meaning of the Exchange Act.

Board Leadership Structure

        Under our current leadership structure, the roles of Chairman of the Board and Chief Executive Officer are held by different individuals. Mr. Zhang served as our non-executive Chairman of the Board, until his resignation on March 12, 2018. Mr. Zeng was appointed as our non-executive Chairman of the Board on March 14, 2018, and Mr. Aron serves as our Chief Executive Officer. At this time, our Board believes that this structure is best for the Company as it allows our Chairman to oversee board matters and assist the Chief Executive Officer with strategic initiatives, while enabling our Chief Executive Officer to develop and implement the strategic direction of the Company. Our Chairman is not considered independent under the NYSE rules.

Executive Sessions

        Our non-management directors meet in an executive session, without members of management present, no less than once per year in accordance with the NYSE rules. Our Board Chairman or his designee presides over these executive sessions.

Attendance at Annual Meetings

        We encourage our directors to attend our Annual Meeting of Stockholders, absent unusual circumstances. Six directors attended the 2018 Annual Meeting of Stockholders. Except for Mr. Zeng, all then-serving directors attended the 2018 Annual Meeting of Stockholders.

Committees

        Our Board has established three standing committees. The standing committees consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The standing committees are comprised of directors as provided in the table below:

Board Member	Audit(1)	Compensation	Nominating and Corporate Governance
Adam M. Aron
Anthony J. Saich	Member		Chair
Gary F. Locke			Member
Kathleen M. Pawlus	Chair
Lloyd Hill	Member	Chair
John Zeng		Member
Howard W. "Hawk" Koch, Jr.		Member	Member
Lee E. Wittlinger	Member	Member	Member
Meetings Held in 2018	5	5	4

(1)
Our Audit Committee is comprised of four independent members, all of whom are financially literate as defined in the NYSE rules.

        Each of our standing committees, the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, operates under a charter, which is available on our website at www.amctheatres.com under "Investor Relations"—"Governance"—"Governance Documents". The functions performed by each of the standing committees of the Board are briefly described below.

Audit Committee

        Our Audit Committee consists of Mr. Hill, Dr. Saich, Ms. Pawlus and Mr. Wittlinger. The Board has determined that Mr. Hill, Ms. Pawlus and Mr. Wittlinger qualify as Audit Committee financial experts as defined in Item 407(d)(5) of Regulation S-K and that each member of our Audit Committee is financially literate as defined in the NYSE rules and each member is independent within the meaning of Rule 10A-3 of the Exchange Act and the NYSE rules.

        The principal duties and responsibilities of our Audit Committee are as follows:

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  to oversee our financial reporting process and internal control system;

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  to appoint and replace our independent registered public accounting firm from time to time, determine their compensation and other terms of engagement, oversee their work and perform an annual evaluation;

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  to oversee the performance of our internal audit function; and

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  to oversee our compliance with legal, ethical and regulatory matters.

        The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee

        Our Compensation Committee consists of Mr. Hill, Mr. Koch, Mr. Zeng and Mr. Wittlinger. Despite the exception as a "controlled company" under the NYSE rules, our Compensation Committee charter provides that at least one member of the Compensation Committee will be independent in accordance with NYSE rules, and each of Mr. Hill and Mr. Wittlinger is independent. The principal duties and responsibilities of our Compensation Committee are as follows:

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  to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and non-employee directors and disclosure relating to these matters;

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  to review and approve the compensation of our CEO and our other executive officers; and

  •
  to provide oversight concerning the compensation of our CEO, succession planning, performance of our CEO and compensation related matters.

        The Committee may delegate to management administration of incentive compensation plans for non-executive officers. The Compensation Committee engaged and retained Aon Hewitt ("Aon"), as an independent executive compensation consultant, to provide advice on 2018 compensation matters. During 2018, Aon provided advice on executive and director compensation programs, executive and director market pay analysis, compensation peer group, CEO pay recommendations and drafting of the Compensation, Discussion and Analysis disclosures contained in the Company's Proxy Statement. The Compensation Committee reviewed the nature of its relationship with Aon and determined that there were no conflicts of interest with respect to Aon's independence.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee consists of Dr. Saich, Mr. Locke, Mr. Koch and Mr. Wittlinger. Despite the exception as a "controlled company" under the NYSE rules, our Nominating and Corporate Governance Committee charter provides that at least one member of the Nominating and Corporate Governance Committee will be independent in accordance with NYSE rules, and each of Dr. Saich and Mr. Wittlinger is independent. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

  •
  to establish criteria for board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on committees of the Board; and

  •
  to make recommendations to our Board regarding board governance matters and practices.

        The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate criteria that directors are required to fulfill (including experience, qualifications, attributes, skills and other characteristics) in the context of the current make-up of the Board and the needs of the Board given the circumstances of the Company. In identifying and screening director candidates, the Nominating and Corporate Governance Committee considers whether the candidates fulfill the criteria for directors approved by the Board, including integrity, objectivity, independence, sound judgment, leadership, courage and diversity of experience (for example, in relation to finance and accounting, strategy, risk, technical expertise, policy-making, etc.).

        The Board has not adopted a formal diversity policy but pursuant to the Company's Corporate Governance Guidelines, the Board broadly construes diversity to mean diverse background, education, skills, age, expertise with a proven record of accomplishment and the ability to work well with others. The Nominating and Corporate Governance Committee does not assign specific weight to any particular factor but in selecting members for open Board positions, the Board takes into account such factors as it deems appropriate, which may include the current composition of the Board, the range of talents, experiences and skills that would best complement those already represented on the Board and the need for financial or other specialized expertise. The Board seeks to achieve a mix of members whose experience and backgrounds are relevant to the Company's strategic priorities and the scope and complexity of the Company's business. Overall, each of our Board members is committed to the growth of the Company for the benefit of the stockholders, contributes new ideas in a productive and congenial manner and regularly attends board meetings.

        The Nominating and Corporate Governance Committee considers recommendations for Board candidates submitted by stockholders using substantially the same criteria it applies to recommendations from the Nominating and Corporate Governance Committee, directors and members of management. Stockholders may submit recommendations by providing the person's name and appropriate background and biographical information in writing to the Nominating and Corporate Governance Committee at: Company Secretary, One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 or by emailing: KConnor@amctheatres.com. Invitations to serve as a nominee are extended by the Board itself via the Chairman and the Chairman of the Nominating and Corporate Governance Committee.

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee consists of Mr. Hill, Mr. Koch, Mr. Zeng and Mr. Wittlinger. During the period January 1, 2018 through December 31, 2018, no member of the Compensation Committee had a relationship required to be described under the SEC rules relating to disclosure of related person transactions (other than as described below in "Related Person Transactions" with respect to agreements with Wanda and Silver Lake) and none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

DIRECTOR COMPENSATION

        The following section presents information regarding the compensation paid during the year ended December 31, 2018 to members of our Board who were not employees of Wanda or the Company ("non-employee directors"). The other members of our Board do not receive any compensation from the Company. We reimburse all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity.

Non-Employee Director Compensation

        In order to attract and retain qualified non-employee directors, the Company has adopted a Non-Employee Director Compensation Plan, effective January 1, 2017, pursuant to which non-employee directors are compensated for their service to the Company. Each non-employee director receives the following annual compensation for services as a Board member:

  a)
  an annual cash retainer of $150,000;

  b)
  annual stock award with a value of $65,000. Stock awards are made pursuant to the Company's 2013 Equity Incentive Plan, are fully vested at the date of grant, and are issued on the same date annual grants are made to senior management. Directors may elect to receive all or a portion of their cash retainer in stock. Stock awards must be retained until the earlier to occur of the third anniversary of the grant date or the director's departure from the Board. The number of shares awarded to each non-employee director is determined by dividing the value of the award by the average closing price of the stock for the five trading days prior to the date of the stock award; and

  c)
  an annual cash retainer for non-employee directors who serve on a committee as follows:

Committee	Chairperson	Member
Audit	$20,000	$5,000
Compensation	10,000	5,000
Nominating and Corporate Governance	10,000	5,000

        The Non-Employee Director Compensation Plan was amended effective January 1, 2019 to increase the annual stock award to $70,000 and to increase the annual Audit Committee Chairperson retainer fee by $10,000 and each other annual cash retainer committee fee by $5,000.

Director Compensation Table

        The following table presents information regarding the compensation of our non-employee directors during the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Anthony J. Saich(4)	$215,000	$64,681	$279,681
Lloyd Hill(3)(4)	215,000	64,681	279,681
Howard W. "Hawk" Koch, Jr.	160,000	64,681	224,681
Gary F. Locke(3)	38,750	180,335	219,085
Kathleen M. Pawlus(4)	220,000	64,681	284,681
Lee E. Wittlinger(5)	—	—	—

(1)
Includes the annual cash retainer for services as a board member, the annual cash retainer for services as a member of a committee, and the annual cash retainer for services as a chairman of a committee.

(2)
Represents the aggregate grant date fair values, as computed in accordance with Financial Accounting Standards Board's Accounting Standard Codification Topic 718, Compensation—Stock Compensation, calculated based upon the closing price of the Company's Class A common stock on March 12, 2018 of $15.65 per share for Dr. Saich, Mr. Hill, Mr. Koch, Mr. Locke and Ms. Pawlus.

(3)
Mr. Locke elected to receive a portion of his annual cash retainer in the form of stock.

(4)
Members of the special independent committee established to evaluate certain transactions with Wanda and Silver Lake received a $50,000 cash fee for their service.

(5)
Mr. Wittlinger has waived payment of any fees for his services as a board member.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

        The following table sets forth certain information regarding beneficial ownership of our Class A and Class B common stock as of March 13, 2019, with respect to:

  •
  each person or group of affiliated persons known by us to own beneficially more than 5% of any class of the outstanding shares of Class A and Class B common stock, together with their addresses;

  •
  each of our directors, director nominees and our Named Executive Officers; and

  •
  all directors and executive officers as a group.

        The address for each of our directors, director nominees and Named Executive Officers is c/o AMC Entertainment Holdings, Inc., One AMC Way, 11500 Ash Street, Leawood, Kansas 66211. Each person has sole voting and dispositive power over shares held by them, except as described below.

NAME	Class A Common Stock Number	%	Class B Common Stock Number	%
5% Beneficial Owners:
Wanda America Entertainment, Inc., a wholly-owned indirect subsidiary of Dalian Wanda Group Co., Ltd.(1)	—	—	51,769,784	100%
Janus Henderson Group plc(2)	5,672,337	10.9%	—	—
The Vanguard Group Inc.(3)	5,638,454	10.8%	—	—
BlackRock, Inc.(4)	3,668,500	7.0%	—	—
Mittleman Brothers, LLC(5)	2,916,936	5.6%	—	—
Directors, Director Nominees and Named Executive Officers:			—	—
Adam M. Aron	300,467	*	—	—
Craig R. Ramsey	126,075	*	—	—
John D. McDonald	54,746	*	—	—
Elizabeth Frank	90,136	*	—	—
Mark A. McDonald	84,738	*	—	—
Anthony J. Saich	15,128	*	—	—
Lloyd Hill	26,165	*	—	—
Gary F. Locke	25,555	*	—	—
John Zeng(6)	—	*	—	—
Howard W. "Hawk" Koch., Jr.	17,990	*	—	—
Kathleen M. Pawlus	19,293	*	—	—
Lee E. Wittlinger	—
All directors and executive officers as a group (16 persons)(7)	934,187	1.8%	—	—

*
Less than 1%

(1)
Based on a Schedule 13D filed September 18, 2018 by Wanda America Entertainment, Inc. and certain of its affiliates. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion applicable to the Class B common stock. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to three votes and is convertible at any time into one share of Class A common stock. In such filing, Wanda America Entertainment, Inc. lists its address as 850 New Burton Road, Suite 201, Dover, DE 19904 and Dalian Wanda Group Co., Ltd. lists its address as No. 539, Changjiang Road, Xigang District, Dalian City, Liaoning Province, People's Republic of China.

(2)
Based on a Schedule 13G/A #2 filed February 11, 2019 by Janus Henderson Group plc ("Janus"). In such filing, Janus lists its address as 201 Bishopsgate EC 2M 3AE, United Kingdom and indicates sole voting and dispositive power over 5,672,337 shares.

(3)
Based on a Schedule 13G/A #6 filed February 11, 2019 by The Vanguard Group Inc. In such filing, The Vanguard Group Inc. lists its address as 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates sole voting power on 53,317 shares and sole dispositive power on 5,588,989 shares and shared voting power over 3,304 shares and shared and dispositive power over 49,465 shares.

(4)
Based on a Schedule 13G/A #5 filed February 4, 2019 by BlackRock, Inc. In such filing, BlackRock, Inc. lists its address as 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A indicates sole voting power on 3,523,161 shares and sole dispositive power on 3,668,500 shares and shared voting power over 0 shares and shared and dispositive power over 0 shares.

(5)
Based on Schedule 13G/A #1 filed February 1, 2019 by Mittleman Brothers, LLC and other related parties (collectively, "Mittleman"). In such filing, Mittleman lists its address as 105 Maxess Road, Suite 207, Melville, NY 11747. The Schedule 13G/A indicates sole voting power on 0 shares and sole dispositive power on 0 shares and shared voting power over 2,916,936 shares and shared and dispositive power over 2,916,936 shares.

(6)
Does not include shares of Class B common stock held by Wanda. Mr. Zeng is an employee of Dalian Wanda Group Co., Ltd., an affiliate of Wanda America Entertainment, Inc. He does not have the power to dispose or vote any of our capital stock held by Wanda America Entertainment, Inc. Wanda America Entertainment, Inc.'s ownership of our Class B common stock is set forth in the table.

(7)
Includes 173,894 shares of Class A common stock beneficially held by executive officers not named in the table.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and holders of greater than 10% of our Common Stock are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports they file.

        To our knowledge, based solely upon a review of the copies of such reports furnished to us and/or written representations that no other reports were required to be filed during 2018, all filing requirements under Section 16(a) applicable to our officers, directors and 10% stockholders were satisfied timely, except for one late Form 4 for Mr. Stephen A. Colanero, Executive Vice President and Chief Marketing Officer, with respect to one transaction, and one late Form 3 and Form 4 for Wanda, with respect to one transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures with Respect to Related Transactions

        The Board has adopted the AMC Entertainment Holdings, Inc. Policy on Transactions with Related Persons as our policy for the review, approval or ratification of any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is, or will be a participant, and one of the Company's executive officers, directors, director nominees, 5% stockholders (or the immediate family or household members of any of the foregoing) or any firm, corporation or other entity in which any of the foregoing persons controls, is employed by, or has a material ownership interest (each, a "Related Person") has a direct or indirect material interest.

        This policy is administered by the Audit Committee. As appropriate for the circumstances, the Audit Committee will review and consider relevant facts and circumstances in determining whether to approve or ratify such transaction. Our policy includes certain factors that the Audit Committee takes into consideration when determining whether to approve a related person transaction as follows:

  •
  the position within or relationship of the related person with the Company;

  •
  the materiality of the transaction to the related person and the Company, including the dollar value of the transaction, without regard to profit or loss;

  •
  the business purpose for and reasonableness of the transaction (including the anticipated profit or loss from the transaction), taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;

  •
  whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the Company offers generally to persons who are not related persons;

  •
  whether the transaction is in the ordinary course of the Company's business and was proposed and considered in the ordinary course of business; and

  •
  the effect of the transaction on the Company's business and operations, including on the Company's internal control over financial reporting and system of disclosure controls and procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

Related Person Transactions

Management Stockholders Agreement

        On the closing of the merger with Wanda on August 30, 2012 ("Merger"), the Company and Wanda entered into a management stockholders agreement (the "Management Stockholders Agreement") with members of management, including certain of our Named Executive Officers. The Management Stockholders Agreement was amended in connection with our initial public offering (the "IPO"), and it continued in effect following the completion of the IPO, although the occurrence of the IPO caused certain provisions of the agreement to cease to be in effect.

        Piggyback Registration Rights.    Subject to specified limitations, all management members have unlimited piggyback registration rights. The Company has agreed to pay all registration expenses relating to these registrations.

Registration Rights Agreement

        In connection with the IPO, we entered into a registration rights agreement with Wanda (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company has agreed to use its best efforts to effect registered offerings upon request from Wanda and to grant incidental or "piggyback" registration rights with respect to any Class A common stock held by Wanda. The Class B common stock converts to Class A common stock in certain circumstances.

        The obligation to effect any demand for registration by Wanda is subject to certain conditions, including limitations on the number of demand registrations and limitations on the minimum value of securities to be registered. In connection with any registration effected pursuant to the terms of the Registration Rights Agreement, we will be required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts and selling commissions payable in respect of registrable securities included in any registration are to be paid by Wanda. We have also agreed to indemnify the holders of registrable securities against all claims, losses, damages and liabilities with respect to each registration effected pursuant to the Registration Rights Agreement.

Tax Sharing Agreement

        In connection with the IPO, we entered into a tax agreement with a U.S. subsidiary of Wanda. Pursuant to the tax agreement, for any period that we were members of any consolidated or other tax group of which the Wanda subsidiary was the common parent, we will pay the group's tax liabilities attributable to our activities up to the amount that would be payable by us if the Company was the common parent of the consolidated or other tax group and, in addition, we will have the right to control the filing of tax returns, audits and other tax matters of any such consolidated or other tax group.

Wanda Receivables

        As of December 31, 2018, the Company recorded a receivable due from Wanda of $939,246 for reimbursement of general administrative and other expense incurred on behalf of Wanda.

Silver Lake Notes

        On September 14, 2018, the Company entered into an investment agreement (the "Investment Agreement") with Silver Lake Alpine, L.P., an affiliate of Silver Lake, relating to the issuance to Silver Lake (or its designated affiliates) of $600.0 million principal amount of 2.95% convertible senior unsecured notes due 2024 (the "Notes") for a purchase price equal to 100% of the principal amount, subject to certain adjustments for expense reimbursement.

        Upon conversion by a holder thereof, the Company shall deliver at its election, either cash, shares of the Company's Class A common stock or a combination of cash and shares of the Company's Class A common stock at a conversion rate of 52.7704 per $1,000 principal amount of the Notes (which represents an initial conversion price of $20.50 per share minus the $1.55 per share dividend declared by the Board on September 14, 2018), in each case subject to customary anti-dilution and certain other adjustments. In addition to typical anti-dilution adjustments, in the event that the then-applicable conversion price is greater than 120% of the average of the volume-weighted average price of the Company's Class A common stock for the ten days prior to the second anniversary of issuance (the "Reset Conversion Price"), the conversion price for the Notes is subject to a reset provision that would adjust the conversion price downward to such Reset Conversion Price. However, this conversion price reset provision is subject to a conversion price floor such that the shares of the Class A Common Stock issuable upon conversion would not exceed 30% of the Company's then-outstanding fully-diluted share capital. In addition, a trigger of the reset provision would result in certain shares of the Class B Common Stock held by Wanda and its affiliates becoming subject to forfeiture and cancellation by the Company pursuant to the Stock Repurchase Agreement described below.

Silver Lake Investment Agreement

        Board Representation.    Pursuant to the Investment Agreement, as long as Silver Lake and its affiliates beneficially own at least 20% (or, if Silver Lake syndicates an aggregate principal amount of Notes equal to or in excess of $75 million, then 25%) of the outstanding common stock of the Company beneficially owned by them immediately following the closing contemplated by the Investment Agreement and any such syndication, assuming the conversion of the Notes on a full physical basis into the Company's Class A Common Stock and subject to certain exclusions, Silver Lake will have the right to nominate a Silver Lake managing director as a Class III director on the Board who will serve on all committees of the Board (to the extent permitted pursuant to the independence requirements under applicable laws). In connection with the foregoing, Lee Wittlinger, Managing Director of Silver Lake, was appointed to the Board.

        Additionally, for so long as Silver Lake has the right to nominate an individual to the Board, Silver Lake will be entitled to appoint a Board observer who will observe Board meetings and receive copies of all Board materials. In addition, Silver Lake will assist the Company with identifying a current or former executive in the technology, media, telecommunications or similar industry to serve as an independent director on the Board, with such director selection to be subject to approvals by the Board and the Nominating and Corporate Governance Committee.

        Standstill Obligations.    Silver Lake and certain of its affiliates will be subject to certain standstill obligations until the later of (i) the date that is nine months following such time as Silver Lake no longer has a representative, and no longer has rights to have a representative, on the Board and (ii) the three-year anniversary of the closing (such period, the "Standstill Period"). During the Standstill Period, Silver Lake and such affiliates will not, among other things and subject to specified exceptions (a) acquire any securities of the Company if, immediately after such acquisition, Silver Lake, together with certain of its affiliates, would beneficially own more than 27.5% of the then outstanding common stock of the Company assuming the conversion of the Notes on a full physical basis into the Company's Class A Common Stock and subject to certain exclusions; (b) participate in any solicitation of proxies; or (c) form, join or participate in any group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended).

        Transfer Restrictions; Participation and Registration Rights.    For a period of 12 months following the closing, or if earlier upon a change of control of the Company, Silver Lake will be restricted from transferring or entering into an agreement that transfers the economic consequences of ownership of the Notes or from converting the Notes.

        During the period from the second to the third anniversary of closing, Silver Lake will have certain rights to purchase a pro rata portion of any equity securities, or instruments convertible into or exchangeable for any equity securities, in certain proposed offerings by the Company (the "Participation Rights"). Silver Lake's Participation Rights will not apply in connection with certain excluded transactions, including any acquisitions, strategic partnerships or commercial arrangements entered into by the Company or any equity compensation plans, or underwritten offerings.

        Silver Lake is also entitled to certain registration rights for the Notes and the shares of common stock issuable upon conversion of the Notes, subject to specified limitations.

Wanda Repurchase Agreement

        On September 14, 2018, the Company entered into a Stock Repurchase and Cancellation Agreement (the "Stock Repurchase Agreement") with Wanda, pursuant to which the Company repurchased 24,057,143 shares of the Company's Class B common stock held by Wanda at a price of $17.50 per share. Additionally, pursuant to the Stock Repurchase Agreement up to 5,666,000 of the shares of the Company's Class B common stock held by Wanda following such repurchase (the "Forfeiture Shares") are subject to forfeiture and cancellation by the Company from September 14, 2018 until the earliest of the maturity date of the Notes, the date that no Notes are outstanding and the failure of the reset provision contained in the Indenture to be triggered on September 14, 2020. The Forfeiture Shares, or a portion thereof depending on the magnitude of the change in the conversion price, will be forfeited to the Company and cancelled in the event that the reset provision contained in the Indenture is triggered on September 14, 2020 and subsequently holders of the Notes convert the Notes, with the entire amount of Forfeiture Shares forfeited and cancelled in the event that the reset provision results in a change in conversion price to the conversion price floor and holders of the Notes subsequently convert the Notes.

        The Stock Repurchase Agreement also provides that for so long as Silver Lake is entitled to nominate an individual to the Board, Wanda will not vote or exercise its right to consent in favor of any directors that were not previously approved by the Board and proposed on the Company's slate of directors at any meeting of stockholders of the Company at which any individuals to be elected to the Board are submitted for the consideration and vote of the stockholders of the Company.

Right of First Refusal Agreement

        On September 14, 2018, the Company, Silver Lake and Wanda entered into a Right of First Refusal Agreement (the "ROFR Agreement"), which provides Silver Lake certain rights to purchase shares of the Company's common stock that Wanda proposes to sell during a period of two years from the date of execution of the ROFR Agreement or, if earlier, until such time that Wanda and its affiliates cease to beneficially own at least 50.1% of the total voting power of the Company's voting stock. Under the ROFR Agreement, in the event that Wanda and its affiliates cease to beneficially own at least 50.1% of the total voting power of the Company's voting stock, then the Company will have the same right of first refusal over sales of the Company's common stock by Wanda as described above until the expiration of the two-year period beginning on the date of execution of the ROFR Agreement. In such event, the Company may exercise such right to purchase shares from Wanda from time to time pursuant to the ROFR Agreement in its sole discretion, subject to approval by the disinterested directors of the Board. If the Company determines to exercise its right to purchase shares from Wanda pursuant to the ROFR Agreement, it will have the obligation under the Investment Agreement to offer to sell to Silver Lake a like number of shares of the Company's Class A Common Stock, at the same per share price at which it purchased the Wanda shares.

PROPOSAL 2:
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has selected KPMG LLP ("KPMG") as the independent registered public accounting firm to perform the audit of our consolidated financial statements and our internal control over financial reporting for 2019. KPMG served as our independent registered public accounting firm for 2018. KPMG representatives are expected to attend the 2019 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions. We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2019. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.

        The Audit Committee oversees the selection of a new lead audit engagement partner every five years. The Audit Committee requires key KPMG partners assigned to our audit to be rotated at least every five years. The Audit Committee and its chair oversee the selection process for each new lead engagement partner. Throughout this process, the Audit Committee and management provide input to KPMG about AMC priorities, discuss candidate qualifications and interview potential candidates put forth by the firm. To help ensure continuing auditor independence, the Audit Committee also periodically considers whether there should be a regular rotation of the independent auditor.

        If the stockholders fail to ratify the selection of this firm, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of KPMG.

        The Board recommends a vote "FOR" ratification of the selection of KPMG as our independent registered public accounting firm for 2019.

AUDIT COMMITTEE REPORT

        Our Audit Committee reviews our financial reporting process on behalf of our Board. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2018 Annual Report on Form 10-K with our management and our independent registered public accounting firm, KPMG. Our management is responsible for the financial statements and the reporting process, including the system of internal controls. KPMG is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

        The Audit Committee has discussed with KPMG the matters requiring discussion by Statement on Auditing Standard No. 1301, Communication with Audit Committees (as amended), and all other matters required to be discussed with the auditors. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence. The Audit Committee has concluded that the independent auditors currently meet applicable independence standards.

        Based on the reviews and discussions to which we refer above, the Audit Committee recommended to our Board (and our Board has approved) that the audited financial statements be included in our 2018 Annual Report on Form 10-K, for filing with the SEC.

Audit Committee of the Board of Directors

Kathleen M. Pawlus (Chairperson)
Lloyd Hill
Anthony J. Saich
Lee E. Wittlinger

 PRINCIPAL ACCOUNTING FEES AND SERVICES

        The following table shows the fees that the Company was billed for the audit and other services provided by KPMG for the years ended December 31, 2018 and December 31, 2017. The Audit Committee has considered whether the provision of such services is compatible with maintaining the independence of KPMG and determined they were compatible. The Audit Committee has the sole right to engage and terminate the Company's independent registered public accounting firm, to pre-approve their performance of audit services and permitted non-audit services, and to approve all audit and non-audit fees.

Type of Fee	Year Ended December 31, 2018	Year Ended December 31, 2017
Audit Fees(1)	$10,519,782	$8,762,478
Audit-Related Fees(2)	1,006,071	886,754
Tax Fees(3)	1,236,638	488,855

Total	$12,762,491	$10,138,087

(1)
Audit Fees include the audit of our annual financial statements and our internal control over financial reporting, review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the years ended December 31, 2018 and December 31, 2017. Services for December 31, 2018 also include those related to an international public offering.

(2)
Audit-Related Fees includes assurance and related services by KPMG that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees."

(3)
Tax Fees include professional services rendered by KPMG for U.S. and international tax return preparation and tax compliance.

Audit Committee Pre-Approval Policy

        The Audit Committee has adopted policies and procedures for the pre-approval of audit services and permitted non-audit services to be performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm's independence. The policies provide general pre-approval for certain types of services, as well as approved costs for those services. The term of any general pre-approval is twelve months from the date of pre-approval unless the Audit Committee specifies otherwise. Any costs or services that are not given general pre-approval require specific pre-approval by the Audit Committee. The policy directs that, if management must make a judgment as to whether a proposed service is a pre-approved service, management should seek approval of the Audit Committee before such service is performed.

        Requests to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent auditor and management, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence. Under the Audit Committee's pre-approval policy, the chairman of the Audit Committee has the authority to address any requests made for pre-approval of services between Audit Committee meetings, and the chairman must report any pre-approval decisions made between Audit Committee meetings to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating its responsibility to pre-approve any permitted services to management.

        The Audit Committee pre-approved all services provided by KPMG for 2018.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee has reviewed and discussed with management the disclosures contained in the following section entitled "Compensation Discussion and Analysis." Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled "Compensation Discussion and Analysis" be included in this Proxy Statement for the 2019 Annual Meeting.

        Members of the Compensation Committee:

  Lloyd Hill, Chairperson
  Howard W. "Hawk" Koch, Jr.
  John Zeng
  Lee E. Wittlinger

COMPENSATION DISCUSSION AND ANALYSIS

        The following Compensation Discussion & Analysis ("CD&A") describes the philosophy, objectives and structure of our fiscal year 2018 executive compensation program. This CD&A is intended to be read in conjunction with the tables below, which provide further historical compensation information for our named executive officers ("NEOs") as identified below.

Name	Position
Adam M. Aron	Chief Executive Officer, President and Director
Craig R. Ramsey	Executive Vice President and Chief Financial Officer
John D. McDonald	Executive Vice President U.S. Operations
Elizabeth Frank	Executive Vice President, Worldwide Programming and Chief Content Officer
Mark A. McDonald	Executive Vice President, Global Development

EXECUTIVE SUMMARY

2018 Business Highlights

        This year marked the Company's first full fiscal year after its transformational acquisitions of Odeon and UCI Cinemas Holdings Limited ("Odeon"), Carmike Cinemas, Inc. ("Carmike") and Nordic Cinema Group Holding AB ("Nordic"). These acquisitions along with the successful launch of the AMC Stubs A-List subscription program and continued investment in strategic theatre innovations positioned the Company for impressive annual results including approximately $5.5 billion in revenues, global attendance of 358.9 million, net earnings of $110.1 million and Adjusted EBITDA of $929.2 million (see Appendix A for a reconciliation of Adjusted EBITDA). In addition to delivering strong financial results, the Company also returned $258.1 million to stockholders through regular and special dividends.

        The Company continued to focus its capital allocations on initiatives that will drive attendance, consumer spend and guest loyalty to deliver strong returns for its investors. However, recognizing the importance of deleveraging, the Company also put plans in place to return its capital expenditures to a more normalized level over the next three to five years.

Compensation Decisions

        Our compensation program is grounded in a pay-for-performance philosophy. Performance goals in both our short- and long-term incentive plans are set at challenging levels, with the ultimate goal that the achievement of meaningful metrics will drive long-term, sustainable shareholder value growth. As such, our ability to achieve certain financial and stock performance metrics during 2018 is reflected in the pay outcomes for our executives and our Compensation Committee's decisions, as follows:

  •
  Annual incentives paid out at 128% of target, on average, for our NEOs, above levels in the prior year. This was primarily driven by a corporate performance component, based on Adjusted EBITDA for AIP, which was approximately $886.8 million as compared to a target of $835.4 million. We continue to exclude cash distributions for non-consolidated subsidiaries and attributable EBITDA in determining annual incentive payouts. (See Appendix A for this calculation.)

  •
  The Performance Stock Units ("PSUs") awarded to executives in 2016 with cumulative performance targets covering a three-year period did not meet threshold performance (fiscal years 2016-2019 net earnings), and as a result these awards were forfeited and executives received zero payout.

  •
  Based on a study of market competitiveness, the Compensation Committee decided to increase base salaries by 13.6% for our CEO, 15.4% for our CFO, and 3-4% for our other Named Executive Officers for 2019.

•

The realizable pay of our executives is much lower than the figures in the Summary Compensation Table. For example, our CEO's equity grants over the past three years had an aggregate value, as reported on the Summary Compensation Table, of approximately $15.4 million; due to the decline in share price over that time period, the realizable value of those grants was only $8.6 million as of December 31, 2018.

This simple illustration shows how our CEO's pay is aligned with our stock price performance, and therefore aligned with the interests of stockholders.

How Our Compensation Program Works

        The Compensation Committee regularly reviews best practices in executive compensation and uses the following guidelines to design our compensation programs:

Components of Our Pay

        Our Compensation Committee oversees our executive compensation program, which includes three primary compensation elements: base salary, annual cash incentives, and long-term equity awards. The Compensation Committee has tailored our program to incentivize and reward specific aspects of Company performance that it believes are central to delivering long-term stockholder value.

        The Compensation Committee utilizes the above mentioned compensation elements to promote a performance-based culture that aligns the interests of management and stockholders. To do this, the committee chooses an appropriate balance of fixed and variable pay as well as long-term versus short-term incentives and opportunities. In 2018, our target pay mix was as follows:

CEO Target Pay Mix	Average NEO Target Pay Mix

Consideration of Say on Pay Results

        The Board and the Compensation Committee continually evaluate our compensation policies and practices. As part of that process, the Board and the Compensation Committee consider the results of our annual advisory vote on executive compensation, commonly known as the "say-on-pay" vote. At our 2018 Annual Meeting, approximately 97.9% of the votes were cast in support of the say-on-pay proposal. The Company has considered this voting result, and in light of this strong support, our compensation policies and decisions continue to be focused on financial performance and aligning the interests of executives with the interests of stockholders.

EXECUTIVE COMPENSATION PHILOSOPHY AND PROGRAM OBJECTIVES

        The goals of the Compensation Committee with respect to executive compensation are:

  •
  to attract, retain, motivate and reward talented executives;

  •
  to tie annual compensation incentives to the achievement of specified performance objectives; and

  •
  to achieve long-term creation of value for our stockholders by aligning the interests of these executives with those of our stockholders.

        To achieve these goals, we endeavor to maintain compensation plans that tie a substantial portion of executives' overall compensation to key strategic, operational and financial goals and other non-financial goals that the Compensation Committee deems important. The Compensation Committee evaluates our compensation programs to ensure they are supportive of these goals and our business strategy and align the interests of our executives with those of our stockholders.

EXECUTIVE COMPENSATION PROGRAM ELEMENTS

        Our executive compensation program primarily consists of a combination of base salary, annual cash incentives, and long-term equity incentives. Our Compensation Committee believes that a combination of these elements offers the best approach to achieving our compensation goals, including attracting and retaining talented and capable executives and motivating our executives and other officers to expend maximum effort to improve the business results, earnings and create long-term, sustainable growth of shareholder value.

Base Salaries

        Base salaries for our Named Executive Officers are reviewed from time to time by the Compensation Committee and may be increased pursuant to such review and in accordance with guidelines contained in the various employment agreements in order to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Base salaries for our Named Executive Officers are established based on several considerations, including:

  •
  the scope of their responsibilities

  •
  current competitive practices of peer group companies

  •
  individual performance and achievements

  •
  current compensation

  •
  recommendations from the CEO for executives (other than the CEO)

        The table below shows the annual base salaries for our Named Executive Officers for 2018, compared to 2017, which were unchanged due to Company performance during 2017:

Executive	2018 Base Salary	2017 Base Salary	% Increase
Adam M. Aron	$1,100,000	$1,100,000	0.0%
Craig R. Ramsey	$650,000	$650,000	0.0%
John D. McDonald	$534,500	$534,500	0.0%
Elizabeth Frank	$534,500	$534,500	0.0%
Mark A. McDonald	$506,560	$506,560	0.0%

Annual Incentive Program

        The Compensation Committee has the authority to award annual incentive bonuses to our Named Executive Officers pursuant to our annual incentive compensation program ("AIP"), which historically have been paid in cash and traditionally have been paid in a single installment in the first quarter of the subsequent year upon certification of performance by the Compensation Committee.

        Under employment agreements with our Named Executive Officers, each Named Executive Officer is eligible for an annual bonus, as it may be determined by the Compensation Committee from time to time. We believe that annual bonuses based on performance serve to align the interests of management and stockholders. Individual bonuses are performance based and, as such, can be highly variable from year to year. The annual incentive bonus opportunities for our Named Executive Officers are determined by our Compensation Committee, taking into account the recommendation of our CEO (except with respect to his own bonus).

Payout Opportunities

        The aggregate bonus for each Named Executive Officer, except for Mr. Aron and Mr. Ramsey, was apportioned to a Company component (80%) and an individual component (20%). However, in the case of Mr. Aron and Mr. Ramsey, their aggregate bonus is entirely based on Company performance with no individual component.

2018 Performance Goals

  •
  Company Performance:  For 2018, this component was based on attainment of Adjusted EBITDA for AIP goals, with payouts ranging from 0% to 200% of target. Adjusted EBITDA for AIP ranged from a threshold of $668,320,000 (0% payout) to a maximum of $1,002,480,000 (200% payout). Company performance is highly dependent upon the timing and popularity of the films released by distributors in the markets in which we operate leading to the potential for volatility and requiring a significant number of assumptions and projections involved in setting performance targets. The following table presents the AIP payout scale for the Company component:

Note:
Adjusted EBITDA for AIP is calculated as set forth on Appendix A.

  For Mr. Aron and Mr. Ramsey, the Compensation Committee reserved discretion to reduce the Company component payout or cancel in its entirety in the event the Company failed to achieve 2018 net loss (exclusive of certain items) of no more than $49,264,800.

  •
  Individual Performance:  The individual component of the bonus is based on achievement of individual key performance objectives and overall individual performance and contribution to our strategic and financial goals. Our Compensation Committee and, except with respect to his own bonus, our CEO, retain certain discretion to decrease or increase individual component bonuses relative to the targets based on qualitative or other subjective factors deemed relevant by the Compensation Committee.

2018 Payouts

        The following table summarizes the AIP bonus for our Named Executive Officers for 2018:

Opportunity								Actual
				Allocation		Achievement
	2018 Base Salary	Target (as % of base salary)	Target ($)					2018 Earned AIP
Executive				Company	Individual	Company	Individual
Adam M. Aron	$1,100,000	200%	$2,200,000	100%	—	131%	—	$2,882,000
Craig R. Ramsey	$650,000	70%	$455,000	100%	—	131%	—	$596,050
John D. McDonald	$534,500	70%	$374,150	80%	20%	131%	100%	$466,933
Elizabeth Frank	$534,500	65%	$347,450	80%	20%	131%	110%	$440,565
Mark A. McDonald	$506,560	65%	$329,250	80%	20%	131%	100%	$410,904

        Our Compensation Committee and the Board have approved bonus amounts to be paid for the performance during 2018. The Company attained Adjusted EBITDA for AIP of $886,790,000 (calculated as set forth on Appendix A) for the year ended December 31, 2018. The Compensation Committee determined this to be a 131% payout of the Company component.

        The Company exceeded the net earnings threshold applicable to Mr. Aron and Mr. Ramsey.

        For the other NEOs, the individual component, which was subject to the approval by the Compensation Committee, was approved following a review of each NEO's individual performance and contribution to our strategic and financial goals. Bonus amounts awarded under the individual component bonuses of the AIP attained by certain Named Executive Officers ranged from 100% to 110% of target.

Equity-Based Incentive Compensation Program

        Our Compensation Committee believes that the equity-based incentive compensation program furthers our goal to attract, retain and motivate talented executives by enabling such executives to participate in the Company's long-term growth and financial success and aligns the interests of management and stockholders.

        Our annual grants are equally split between:

  •
  Time-vesting RSUs, which vest ratably over three years; and

  •
  Performance-vesting PSUs.

        Each RSU and PSU represents the right to receive one share of Class A common stock on a future settlement date. To determine the size of grants, our committee considers prior executive performance, level of responsibility, the executive's ability to influence the Company's long-term growth and business performance, among other factors. The Committee does not apply a strict methodology to these factors, and does not benchmark executive pay to a particular reference point of the peer group.

2018 Equity Grants

        On March 12, 2018, the Compensation Committee approved grants of Restricted Stock Units ("RSU"), and Performance Stock Units ("PSUs"), to certain of the Company's employees under the 2013 Equity Incentive Plan. Our Named Executive Officers received the following grants (in units):

Executive	RSUs	PSUs	Total
Adam M. Aron	174,826	174,826	349,652
Craig R. Ramsey	39,733	39,733	79,466
John D. McDonald	26,224	26,224	52,448
Elizabeth Frank	26,224	26,224	52,448
Mark A. McDonald	26,224	26,224	52,448

Restricted Stock Units

        The RSUs granted in 2018 vest ratably over a three-year period, with the first tranche vesting on the first business day of the fiscal year starting after the grant date. The executive must remain employed by the Company on such vesting date(s). A dividend equivalent equal to the amount paid in respect of one share of Class A common stock underlying the RSUs begins accruing with respect to the RSUs on the date of grant. Such accrued dividend equivalents are paid to the holder upon settlement of the RSUs.

Performance Stock Units

        With respect to our Named Executive Officers, 50% of the grant consisted of PSUs with three-year cumulative net profit, Adjusted EBITDA, and diluted earnings per share performance target conditions and service conditions. Company performance is highly dependent upon the timing and popularity of the films released by distributors in the markets in which we operate leading to the potential for volatility and requiring a significant number of assumptions and projections involved in setting performance targets.

        All of the PSUs are subject to a cumulative net profit (loss) threshold of $(9,223,200) during the performance period. If the net profit threshold is not achieved, all of the PSUs are forfeited. If the net profit (loss) threshold is achieved, then vesting was based on the following cumulative three-year performance goals:

		Performance Goals
Metric	Weighting	Threshold	Target	Maximum
Adjusted EBITDA(1)	70%	$2,205,292,000	$2,756,615,000	$3,307,938,000
Diluted EPS	30%	$(0.084)	$(0.07)	$(0.056)
	Potential Payout	30%	100%	200%

(1)
Adjusted EBITDA is a non-GAAP financial measure and should not be construed as an alternative to net earnings as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA for the PSU grants is calculated in the same manner as for the AIP, as set forth on Appendix A.

        In making determinations regarding achievement of the Performance Goals for the PSUs, the Compensation Committee has provided that all accounting items and share count impacts related to the 2.95% Convertible Senior Unsecured Notes due 2024 issued on September 14, 2018 and the Stock Repurchase and Cancellation Agreement by and between Wanda America Entertainment, Inc. and the Company dated as of September 14, 2018 will be disregarded.

 COMPENSATION SETTING PROCESS

Independent Compensation Consultant

        For compensation related decisions effective for 2018, the Compensation Committee retained the services of Aon as independent executive compensation consultant to advise the Compensation Committee on compensation matters related to the executive and director compensation programs. In 2018, Aon assisted the Compensation Committee with, among other things:

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  executive and director market pay analysis;

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  reviewing and making changes to the compensation peer group;

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  development of executive and director pay programs;

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  CEO Pay Recommendations; and

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  Assisting with the Compensation, Discussion and Analysis disclosures.

        Aon reported to the Compensation Committee and had direct access to the Chairman and the other members of the Compensation Committee.

        The Compensation Committee conducted a specific review of its relationship with Aon in 2018, and determined that Aon's work for the Compensation Committee did not raise any conflicts of interest. Aon's work has conformed to the independence factors and guidance provided by the Dodd-Frank Act, the SEC and the NYSE.

2018 Peer Group

        The Company has adopted a peer group of companies as a reference group to provide a broad perspective on competitive pay levels and practices. Peer companies were selected based on industry classification, company size in terms of revenue and market capitalization, and similarity in business operations. The Compensation Committee periodically reviews and updates the peer group, as necessary, upon recommendation of its independent executive compensation consultant.

        For 2018, the Company's peer group consisted of the following 20 companies:

AMC Networks Inc.	IMAX Corporation	Scripps Networks Interactive, Inc.
Bloomin' Brands, Inc.	Lions Gate Entertainment Corp.	TEGNA, Inc.
Brinker International, Inc.	Live Nation Entertainment, Inc.	Norwegian Cruise Line Holdings, Ltd.
Cinemark Holdings Inc.	Sinclair Broadcast Group, Inc.	Wyndham Worldwide Corporation
Darden Restaurants, Inc.	Royal Caribbean Cruises, Ltd.	Carnival Corporation
Discovery Communications, Inc.	Hilton, Inc.	Marriott International, Inc.
Hyatt Hotels Corporation	Regal Entertainment Corp.

        Based on the selection factors mentioned above, the Compensation Committee reviewed the 2017 peer group composition and made the following changes for 2018:

Added	Removed
Carnival Corporation	Six Flags Entertainment Corporation
Hilton, Inc.	Starz
Marriott International, Inc.	Vail Resorts, Inc.

 OTHER COMPENSATION PRACTICES

Compensation Clawback Policy

        Pursuant to the terms of the 2013 Equity Incentive Plan, for a period of one year following the date on which the value of an award under the 2013 Equity Incentive Plan is realized, such value must be repaid in the event (i) the Named Executive Officer is terminated for "Cause" (as defined in the Named Executive Officer's respective employment agreement), or (ii) after termination for any other reason it is determined that such Named Executive Officer (a) engaged in an act during his or her employment that would have warranted termination for "Cause", or (b) engaged in conduct that violated a continuing obligation to the Company. Mr. Aron's and Ms. Frank's employment agreements require repayment of any bonus compensation based on materially inaccurate financial statements or performance metrics.

Executive Stock Ownership Guidelines

        The Company has adopted stock ownership guidelines for our executives, including our Named Executive Officers, as follows:

Position	Requirement
President and CEO	3x base salary
Other Named Executive Officers	2x base salary

        Each Named Executive Officer is required to achieve the applicable guideline ownership amount within three years after becoming a Named Executive Officer.

        All Named Executive Officers have achieved the Class A common stock ownership guideline.

Anti-Hedging Policy

        Under our Insider Trading Policy, Named Executive Officers are prohibited from entering into hedging positions with respect to their stock ownership.

Retirement Benefits

        We provide retirement benefits to the Named Executive Officers under both qualified and non-qualified defined benefit and defined contribution retirement plans. The Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc. ("AMC Defined Benefit Retirement Income Plan") and the AMC 401(k) Savings Plan are both tax-qualified retirement plans in which the Named Executive Officers participate on substantially the same terms as our other participating employees. Due to limitations on benefits imposed by the Employee Retirement Income Security Act of 1974 ("ERISA"), we established a non-qualified supplemental defined benefit plan (the "AMC Supplemental Executive Retirement Plan"). On November 7, 2006, our Board approved a proposal to freeze the AMC Defined Benefit Retirement Income Plan and the AMC Supplemental Executive Retirement Plan, effective as of December 31, 2006. Benefits no longer accrue under the AMC Defined Benefit Retirement Income Plan or the AMC Supplemental Executive Retirement Plan for our Named Executive Officers or for other participants.

        The "Pension Benefits" table and related narrative section "Pension and Other Retirement Plans" below describes our qualified and non-qualified defined benefit plans in which our Named Executive Officers participate.

Non-Qualified Deferred Compensation Program

        Named Executive Officers are permitted to elect to defer base salaries and their cash bonuses under the AMC Non-Qualified Deferred Compensation Plan. Amounts deferred under the plans are credited with an investment return determined as if the participant's account were invested in one or more investment funds made available by the Company and selected by the participant. The Company may, but need not, credit the deferred compensation account of any participant with a discretionary or profit sharing credit as determined by the Company. We believe that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Company is also deferred.

        The "Non-Qualified Deferred Compensation" table and related narrative section below describe the non-qualified deferred compensation plan and the benefits thereunder.

Severance and Other Benefits Upon Termination of Employment

        We believe that the occurrence, or potential occurrence, of a change of control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide the executives with severance benefits if they terminate their employment within a certain number of days following specified changes in their compensation, responsibilities or benefits following a change of control. Accordingly, we provide such protections for each of the Named Executive Officers and for other of our senior officers in their respective employment agreements. The Compensation Committee evaluates the level of severance benefits provided to our executive officers on a case-by-case basis. We consider these severance protections consistent with competitive practices.

        As described in more detail below under "Compensation Discussion and Analysis—Potential Payments Upon Termination or Change of Control," pursuant to their employment agreements, each of the Named Executive Officers is entitled to severance benefits in the event of termination of employment without cause and certain Named Executive Officers are entitled to severance benefits upon death or disability. In the case of Mr. Aron and Ms. Frank, resignation for good reason (as defined in their respective employment agreements) also entitles them to severance benefits.

Tax and Accounting

        Prior to 2018, Section 162(m) of the Internal Revenue Code generally disallowed publicly held companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officer and the three other most highly compensated executive officers unless such compensation qualifies for an exemption for certain compensation that is based on performance. Pursuant to the 2017 Tax Cuts and Jobs Act, signed into law on December 22, 2017 (the "Tax Act"), for fiscal years beginning after December 31, 2017, subject to certain transition rules, the performance-based compensation exception to the deduction limitations under Section 162(m) is no longer be available. As a result, for fiscal years beginning after December 31, 2017, all compensation in excess of $1,000,000 paid to the specified executives will not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance based and consistent with the goals of the Company and its stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table presents information regarding compensation of our principal executive officer and our principal financial officer, and our three other most highly compensated executive officers for services rendered during the year ended December 31, 2018. These individuals are referred to as "Named Executive Officers."

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)(4)	All Other Compensation(5)	Total
Adam M. Aron	2018	$1,100,000	$—	$5,472,054	$2,882,000	$—	$16,148	$9,470,202
Chief Executive Officer,	2017	1,100,000	—	5,605,208	726,000	—	15,948	7,447,156
President and Director	2016	991,200	4,500,000	4,281,202	1,144,250	—	15,352	10,932,004
Craig R. Ramsey	2018	650,000	—	1,243,643	596,050	—	20,159	2,509,852
Executive Vice President	2017	650,000	—	1,399,997	150,150	126,217	20,706	2,347,070
and Chief Financial	2016	563,800	700,000	962,930	363,078	48,906	20,506	2,659,220
Officer
John D. McDonald	2018	534,500	—	820,811	466,933	—	14,841	1,837,085
Executive Vice President	2017	534,500	—	966,867	173,619	339,511	15,948	2,030,445
U.S. Operations	2016	517,700	350,000	962,930	375,383	100,309	13,925	2,230,247
Elizabeth Frank	2018	534,500	—	820,811	440,565	—	11,873	1,807,749
Executive Vice President,	2017	534,500	—	966,867	161,224	64,459	11,970	1,739,020
Worldwide Programming	2016	511,500	250,000	962,930	344,470	34,118	11,770	2,114,788
and Chief Content
Officer
Mark A. McDonald	2018	506,560	—	820,811	410,904	—	14,619	1,752,894
Executive Vice President,	2017	506,560	—	966,867	152,772	232,015	14,154	1,872,408
Global Development	2016	453,500	350,000	962,930	305,407	94,347	13,925	2,180,109

(1)
As required by SEC Rules, amounts shown in this column, "Stock Awards," presents the aggregate grant date fair value of RSUs, PSUs and stock awards granted in each year in accordance with ASC 718, Compensation—Stock Compensation and represents the value based on the probable outcome of performance conditions. See also Note 9—Stockholders' Equity to our audited financial statements for year ended December 31, 2018, included in our 2018 Annual Report on Form 10-K. These awards were made under the provisions of the equity-based incentive compensation program. See "Compensation Discussion and Analysis—2018 Equity Grants" above for information regarding the awards and the performance criteria. For 2018, the fair value of the RSUs and PSUs granted on March 12, 2018 was based on the closing price of the Company's common stock on March 12, 2018 of $15.65. For PSU's in 2018, the amount above reflects the probable outcome at the time of grant and for RSU's the maximum value is included. The probable (at time of grant) and maximum value of the PSU awards is detailed below:

	Probable	Maximum
Adam M. Aron
EIP—PSU	$2,736,027	$5,472,054
Craig R. Ramsey
EIP—PSU	621,821	1,243,643
John D. McDonald
EIP—PSU	410,406	820,811
Elizabeth Frank
EIP—PSU	410,406	820,811
Mark A. McDonald
EIP—PSU	410,406	820,811
(2)
See "Compensation Discussion and Analysis—Annual Incentive Program" above for a discussion of the terms of our AIP.

(3)
This column includes the aggregate increases and decreases in actuarial present value of each Named Executive Officer's accumulated benefit amounts. The amount of aggregate decreases in actuarial present value in 2018 have been omitted from the Summary Compensation Table:

		Defined Benefit Plan	Supplemental Executive Retirement Plan
Craig R. Ramsey	2018	$(29,844)	$(15,474)
	2017	$37,649	$19,521
	2016	12,943	6,710
John D. McDonald	2018	(44,828)	(23,243)
	2017	62,067	32,181
	2016	33,379	17,307
Mark A. McDonald	2018	(41,973)	(20,357)
	2017	69,532	33,724
	2016	28,498	13,822
(4)
This column also includes the nonqualified deferred compensation above market earnings for the difference between market interest rates determined pursuant to SEC rules and the interest contingently credited by the Company on salary deferred by the Named Executive Officers. For 2018, there were no above market earnings. For 2017, the above market earnings of 8.5% to 21.8% for Mr. Craig Ramsey, Mr. John McDonald, Ms. Elizabeth Frank and Mr. Mark McDonald were $69,047, $245,263, $64,459 and $128,759, respectively. For 2016, the above market earnings of 6.1% to 9.6% for Mr. Craig Ramsey, Mr. John McDonald, Ms. Elizabeth Frank and Mr. Mark McDonald were $29,253, $49,623, $34,118 and $52,027, respectively. Further discussion on the nonqualified deferred compensation for the Named Executive Officers can be found in the "Compensation Discussion and Analysis—Nonqualified Deferred Compensation" section.

(5)
All Other Compensation is comprised of Company matching contributions under our 401(k) savings plan which is a qualified defined contribution plan, life insurance premiums, and payments for termination of post-retirement medical benefits. The following table summarizes "All Other Compensation" provided to the Named Executive Officers for the year ended December 31, 2018:

	Company Matching Contributions to 401(k) Plan	Life Insurance Premiums	Total
Adam M. Aron	$11,000	$5,148	$16,148
Craig R. Ramsey	11,000	9,159	20,159
John D. McDonald	11,000	3,841	14,841
Elizabeth Frank	11,000	873	11,873
Mark A. McDonald	11,000	3,619	14,619

Description of Employment Agreements—Salary and Bonus Amounts

        We have entered into employment agreements with each of our Named Executive Officers. Change of control, severance arrangements and restrictive covenants in each of the Named Executive Officer's employment agreements are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change of Control."

        Pursuant to each Named Executive Officer's employment agreement, the executive has agreed not to disclose any confidential information about the Company at any time during or after his/her employment with the Company.

        Adam M. Aron.    We entered into an employment agreement with Mr. Aron that became effective on January 4, 2016. Mr. Aron's employment agreement includes a three-year initial term, with automatic one-year extensions each year unless the Company or Mr. Aron provides notice not to extend. The agreement provides that Mr. Aron will receive an annual base salary of no less than $995,000, and a target incentive bonus opportunity for each year will be at least 125% of his base salary under the terms of the annual incentive plan in effect for the applicable year. The Board or Compensation Committee, based on its review, has discretion to increase (but not reduce) the base salary each year. Under the agreement, each year the Company will award Mr. Aron at least $4,000,000 of value in long-term incentive equity compensation, 50% of which will be RSUs vesting in equal annual installments over three years, and 50% of which will be PSUs which will vest after three years based on the achievement of reasonable performance criteria.

        Craig R. Ramsey.    We entered into an employment agreement with Mr. Ramsey on July 1, 2001. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. Ramsey will receive an annual base salary that is subject to annual review by the Compensation Committee, and can be increased but not decreased, and annual bonuses based on the applicable incentive program of the Company. In making its determination with respect to salary and bonus payout levels under the agreement, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above.

        John D. McDonald.    We entered into an employment agreement with Mr. McDonald on July 1, 2001. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. McDonald will receive an annual base salary that is subject to annual review by the Compensation Committee, and can be increased but not decreased, and annual bonuses based on the applicable incentive program of the Company. In making its determination with respect to salary and bonus payout levels, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above.

        Elizabeth Frank.    We entered into an employment agreement with Ms. Frank on August 18, 2010. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Ms. Frank will receive an annual base salary that is subject to annual review by the Compensation Committee and can be increased but not decreased. The employment agreement provides that Ms. Frank's target incentive bonus shall be determined by the Board (or a committee thereof). See "Executive Compensation Program Elements"—Annual Performance Bonus" above for information regarding the target incentive bonus under the AIP. In making its determination with respect to salary and bonus payout levels, the Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above.

        Mark A. McDonald.    We entered into an employment agreement with Mr. McDonald on July 1, 2001. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. McDonald will receive an annual base salary that is subject to annual review by the Compensation Committee, and can be increased but not decreased, and annual bonuses based on the applicable incentive program of the Company. In making its determination with respect to salary and bonus payout levels, the Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above.

Limitation of Liability and Indemnification of Directors and Officers

        We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements may also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance, if available on reasonable terms.

Grants of Plan-Based Awards

        The following table summarizes plan-based awards granted to Named Executive Officers during the year ended December 31, 2018:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number Of Shares Of Stock Or Units (#)	Grant Date Fair Value of Stock and Option Awards
Name	Approval Date	Grant Date	Target 100%	Maximum	Threshold (#)	Target (#)	Maximum (#)
Adam M. Aron
AIP—Company(1)	N/A	N/A	$2,200,000	$4,400,000
EIP—RSU(3)	3/11/18	3/12/18						174,826	$2,736,027
EIP—PSU(4)	3/11/18	3/12/18			52,449	174,826	349,652		2,736,027
Craig R. Ramsey
AIP—Company(1)	N/A	N/A	455,000	910,000
EIP—RSU(3)	3/11/18	3/12/18						39,733	621,821
EIP—PSU(4)	3/11/18	3/12/18			11,921	39,733	79,466		621,821
John D. McDonald
AIP—Company(1)	N/A	N/A	299,300	598,600
AIP—Individual(2)	N/A	N/A	74,850	N/A
EIP—RSU(3)	3/11/18	3/12/18						26,224	410,406
EIP—PSU(4)	3/11/18	3/12/18			7,869	26,224	52,448		410,406
Elizabeth Frank
AIP—Company(1)	N/A	N/A	277,950	555,900
AIP—Individual(2)	N/A	N/A	69,500	N/A
EIP—RSU(3)	3/11/18	3/12/18						26,224	410,406
EIP—PSU(4)	3/11/18	3/12/18			7,869	26,224	52,448		410,406
Mark A. McDonald
AIP—Company(1)	N/A	N/A	263,400	526,800
AIP—Individual(2)	N/A	N/A	65,850	N/A
EIP—RSU(3)	3/11/18	3/12/18						26,224	410,406
EIP—PSU(4)	3/11/18	3/12/18			7,869	26,224	52,448		410,406

(1)
These awards were made under the provisions of the AIP. The Company component payout was on a scale ranging from 0% to 200% of target based on adjusted EBITDA for AIP ranging from a threshold of $668,320,000 to a maximum of $1,002,480,000. No Company performance component of the AIP would be paid at or below attainment of $668,320,000 of threshold adjusted EBITDA; upon attainment of $835,400,000 of targeted adjusted EBITDA for AIP, the Company would pay 100% of target payout; and upon attainment of $1,002,480,000 of maximum adjusted EBITDA for AIP, each Named Executive Officer would receive the maximum potential bonus of 200% of target payout. Payouts below target are ratable down to $1.00. See "Compensation Discussion and Analysis—Annual Incentive Program" above for a discussion of the AIP and the Summary Compensation Table for the actual amounts paid.

(2)
The individual component bonus of the AIP for the year ended December 31, 2018 was approved during the first quarter of 2019 following a review of each Named Executive Officer's individual performance and contribution to the Company's strategic and financial goals. Individual component bonuses of the AIP attained by the Named Executive Officers ranged from 100% to 110% of target. See "Compensation Discussion and Analysis—Annual Incentive Program" above for the amounts achieved by each Named Executive Officer.

(3)
Amounts shown in this row represent the number and aggregate grant date fair value of RSU awards granted by the Board and the Compensation Committee, in accordance with accounting rules ASC 718, Compensation—Stock Compensation. The grant date fair value of the RSUs was based on the closing price of the Company's common stock on March 12, 2018 of $15.65 per share. See "Compensation Discussion and Analysis—2018 Equity Grants" above.

(4)
Amounts shown in this row represents the number and aggregate grant date fair value of the PSU awards granted in accordance with accounting rules ASC 718, Compensation—Stock Compensation. The fair value of the PSUs at the grant date was $15.65 per share and was based on the closing price of the Company's common stock on March 12, 2018 and represents the probable outcome at grant date of the performance goals at the target amount. The grant consisted of PSUs with three-year cumulative net profit, adjusted EBITDA, and diluted earnings per share performance target conditions and a service condition, covering a performance period beginning January 1, 2018 and ending on December 31, 2020. The PSUs will vest upon certification of achievement of the performance targets based on a scale ranging from achievement of 80% to 120% of the performance targets with the vested amount ranging ratably from 30% to 200%. See "Compensation Discussion and Analysis—2018 Equity Grants" above for additional information regarding the grant of the PSU and the performance targets.

Outstanding Equity Awards as of December 31, 2018

        The following table presents information regarding the outstanding equity awards held by our Named Executive Officers as of December 31, 2018:

			Stock Awards
					Equity Incentive Plan Awards:
Name	Grant Date	Award Type	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)(1)	Market or Payout Value Of Shares, Units or Other Rights That Have Not Vested ($)(2)
Adam M. Aron
EIP—RSU(4)	3/1/16	RSU	28,679	$352,178	—	$—
EIP—PSU(12)	3/1/16	PSU	—	—	25,812	316,971
EIP—RSU(5)	3/31/17	RSU	29,704	364,765	—	—
EIP—RSU(6)	3/31/17	RSU	—	—	29,705	364,777
EIP—PSU(7)	3/31/17	PSU	—	—	26,734	328,294
EIP—RSU(9)	3/31/18	RSU	174,826	2,146,863	—	—
EIP—PSU(10)	3/31/18	PSU	—	—	36,714	450,848
EIP—PSU(11)	3/31/18	PSU	—	—	104,894	1,288,098
Craig R. Ramsey
EIP—RSU(3)	3/1/16	RSU	5,550	68,154	—	—
EIP—PSU(12)	3/1/16	PSU	—	—	4,995	61,339
EIP—RSU(8)	3/31/17	RSU	13,502	165,805	—	—
EIP—PSU(7)	3/31/17	PSU	—	—	6,077	74,626
EIP—RSU(9)	3/31/18	RSU	39,733	487,921	—	—
EIP—PSU(10)	3/31/18	PSU	—	—	8,345	102,477
EIP—PSU(11)	3/31/18	PSU	—	—	23,838	292,731
John D. McDonald
EIP—RSU(4)	3/1/16	RSU	5,550	68,154	—	—
EIP—PSU(12)	3/1/16	PSU	—	—	4,995	61,339
EIP—RSU(5)	3/31/17	RSU	4,456	54,720	—	—
EIP—RSU(6)	3/31/17	RSU	—	—	4,456	54,720
EIP—PSU(7)	3/31/17	PSU	—	—	4,011	49,255
EIP—RSU(9)	3/31/18	RSU	26,224	322,031	—	—
EIP—PSU(10)	3/31/18	PSU	—	—	5,508	67,638
EIP—PSU(11)	3/31/18	PSU	—	—	15,734	193,214
Elizabeth Frank
EIP—RSU(4)	3/1/16	RSU	5,550	68,154	—	—
EIP—PSU(12)	3/1/16	PSU	—	—	4,995	61,339
EIP—RSU(5)	3/31/17	RSU	4,456	54,720	—	—
EIP—RSU(6)	3/31/17	RSU	—	—	4,456	54,720
EIP—PSU(7)	3/31/17	PSU	—	—	4,011	49,255
EIP—RSU(9)	3/31/18	RSU	26,224	322,031	—	—
EIP—PSU(10)	3/31/18	PSU	—	—	5,508	67,638
EIP—PSU(11)	3/31/18	PSU	—	—	15,734	193,214

			Stock Awards
					Equity Incentive Plan Awards:
Name	Grant Date	Award Type	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)(1)	Market or Payout Value Of Shares, Units or Other Rights That Have Not Vested ($)(2)
Mark A. McDonald
EIP—RSU(4)	3/1/16	RSU	5,550	68,154	—	—
EIP—PSU(12)	3/1/16	PSU	—	—	4,995	61,339
EIP—RSU(5)	3/31/17	RSU	4,456	54,720	—	—
EIP—RSU(6)	3/31/17	RSU	—	—	4,456	54,720
EIP—PSU(7)	3/31/17	PSU	—	—	4,011	49,255
EIP—RSU(9)	3/31/18	RSU	26,224	322,031	—	—
EIP—PSU(10)	3/31/18	PSU	—	—	5,508	67,638
EIP—PSU(11)	3/31/18	PSU	—	—	15,734	193,214

(1)
Amount shown in this column represents the number of unvested units. Each unit will convert into one share of Class A common stock immediately upon vesting. See "Compensation Discussion and Analysis—2018 Equity Grants" above.

(2)
The fair market value was calculated based on the closing price of the Company's common stock on December 31, 2018 of $12.28 per share.

(3)
Amounts shown in this row represent the remaining number of unvested and the year-end market value of the 2016 RSU award granted by the Board and the Compensation Committee. This amount vested on January 2, 2019.

(4)
Amounts shown in this row represent the remaining unvested 1/3 number and the year-end market value of 2016 RSU 162(m) awards granted by the Board and the Compensation Committee, in accordance with accounting rules ASC 718, Compensation—Stock Compensation. The 2016 RSU 162(m) awards vest over three years with 1/3 vesting on the date the Compensation Committee certifies achievement of the performance goal for the prior fiscal year. For 2018, the final 1/3 of this award has been earned, and vested upon certification by the Compensation Committee in 2019.

(5)
Amounts shown in this row represent the unvested second 1/3 number and the year-end market value of 2017 RSU 162(m) awards granted by the Board and the Compensation Committee, in accordance with accounting rules ASC 718, Compensation—Stock Compensation. The 2017 RSU 162(m) awards vest over three years with 1/3 vesting on the date the Compensation Committee certifies achievement of the performance goal for the prior fiscal year. For 2018, the second 1/3 of this award has been earned, and vested upon certification by the Compensation Committee in 2019.

(6)
Amounts shown in this row represent the remaining unvested 1/3 number and year-end market value of the 2017 RSU 162(m) award. This amount will vest in 2020 upon certification by the Compensation Committee of achievement of the performance goal for the prior year.

(7)
Amounts shown in this row represent the threshold number of unvested and the year-end market value of the 2017 PSU awards granted in accordance with accounting rules of ASC 718, Compensation—Stock Compensation. The grant consisted of PSUs with a three-year cumulative performance targets covering a performance period beginning January 1, 2017 and ending on December 31, 2019. The PSUs vest upon certification of achievement of the performance goals and based upon the executive's employment during the performance period. Through the two years of the performance period, the Company has not achieved the threshold level of performance applicable to the PSUs, so the values reflected represent the threshold level of potential vesting.

(8)
Amounts shown in this row represent the number of unvested and the year-end market value of the 2017 RSU award granted by the Board and the Compensation Committee. One half of this amount vested on January 2, 2019 and the final one half will vest on January 2, 2020.

(9)
Amounts shown in this row represent the number of unvested and year-end market value of the 2018 RSU award granted by the Board and the Compensation Committee. One-third of this amount vested on January 2, 2019 and an additional one-third will vest on each of January 2, 2020 and January 4, 2021.

(10)
Amounts shown in this row represent the threshold number of unvested and the year-end market value of the 2018 PSU awards granted in accordance with accounting rules of ASC 718, Compensation—Stock Compensation. The grant consisted of PSUs with a three-year cumulative performance targets covering a performance period beginning January 1, 2018 and ending on December 31, 2020. The PSUs vest upon certification of achievement of the performance goals and based upon the executive's employment during the performance period. Through the first year of the performance period, the Company has not achieved the threshold level of Adjusted EBITDA performance applicable to the PSUs, so the values reflected represent the threshold level of potential vesting.

(11)
Amounts shown in this row represent the maximum number of unvested and the year-end market value of the 2018 PSU awards granted in accordance with accounting rules of ASC 718, Compensation—Stock Compensation. The grant consisted of PSUs with a three-year cumulative performance targets covering a performance period beginning January 1, 2018 and ending on December 31, 2020. The PSUs vest upon certification of achievement of the performance goals and based upon the executive's employment during the performance period. Through the first year of the performance period, the Company has achieved results above the target level of diluted EPS performance applicable to the PSUs, so the values reflected represent the maximum level of potential vesting.

(12)
Amounts shown in this row represent the threshold number of unvested and the year-end market value of the 2016 PSU awards granted in accordance with accounting rules of ASC 718, Compensation—Stock Compensation. The grant consisted of PSUs with a three-year cumulative performance targets covering a performance period beginning January 1, 2016 and ending on December 31, 2018. The PSUs vest upon certification of achievement of the performance goals and if the executive remains employed through the performance period. During the performance period, the Company did not achieve the threshold level of performance applicable to the PSUs, so the values reflected represent the threshold level of potential vesting. The PSUs were forfeited in 2019 upon certification by the Compensation Committee that the performance conditions were not satisfied.

Option Exercises and Stock Vested

        There were no options issued by the Company or exercised during the year ended December 31, 2018. The following table sets forth information on the vesting of the RSUs and PSUs for each Named Executive Officer during the year ended December 31, 2018.

Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Adam M. Aron
EIP—RSU(2)	58,383	$919,532
Craig R. Ramsey
EIP—RSU(3)	12,300	189,420
John D. McDonald
EIP—RSU(2)	10,004	157,563
Elizabeth Frank
EIP—RSU(2)	10,004	157,563
Mark A. McDonald
EIP—RSU(2)	10,004	157,563

(1)
The amount in this column reflects the number of shares underlying the RSUs that vested during the year ended December 31, 2018.

(2)
The aggregate value upon vesting was calculated by multiplying the closing price of the Company's common stock of $15.75 on the vesting date of February 27, 2018 by the number of shares acquired on vesting.

(3)
The aggregate value upon vesting was calculated by multiplying the closing price of the Company's common stock of $15.40 on the vesting date of January 2, 2018 by the number of shares acquired on vesting.

Pension Benefits

        The following table presents information regarding the present value of accumulated benefits that may become payable to the Named Executive Officers under our qualified and nonqualified defined-benefit pension plans as of December 31, 2018.

Name	Plan Name	Number of Years Credited Service(#)(1)	Present Value of Accumulated Benefit($)(2)
Adam M. Aron	—	—	$—
Craig R. Ramsey	Defined Benefit Retirement Income Plan	12.00	325,202
	Supplemental Executive Retirement Plan	12.00	168,614
John D. McDonald	Defined Benefit Retirement Income Plan	31.05	703,139
	Supplemental Executive Retirement Plan	31.05	364,572
Elizabeth Frank	—	—	—
Mark A. McDonald	Defined Benefit Retirement Income Plan	26.60	574,491
	Supplemental Executive Retirement Plan	26.60	278,635

(1)
The number of years credited service represents the numbers of years of service through December 31, 2006, the date the plans were frozen.

(2)
The accumulated benefit was based on service and earnings considered by the plans for the period through December 31, 2018. The present value has been calculated assuming the Named Executive

  Officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the plans. The interest assumption was 3.4%. The post-retirement mortality assumption was based on the RP-2018 Mortality Table.

Pension and Other Retirement Plans

        We provide retirement benefits to the Named Executive Officers under the terms of qualified and non-qualified defined-benefit plans. The AMC Defined Benefit Retirement Income Plan is a tax-qualified retirement plan in which certain of the Named Executive Officers participate on substantially the same terms as our other participating employees. However, due to maximum limitations imposed by ERISA and the Internal Revenue Code on the annual amount of a pension which may be paid under a qualified defined-benefit plan, the benefits that would otherwise be payable to the Named Executive Officers under the Defined Benefit Retirement Income Plan are limited. Because we did not believe that it was appropriate for the Named Executive Officers' retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, we have a non-qualified supplemental defined-benefit plan that permits the Named Executive Officers to receive the same benefit that would be paid under our qualified defined-benefit plan up to the old IRS limit, as indexed, as if the Omnibus Budget Reconciliation Act of 1993 had not been in effect. On November 7, 2006, our Board approved a proposal to freeze the AMC Defined Benefit Retirement Income Plan and the AMC Supplemental Executive Retirement Plan, effective as of December 31, 2006. The material terms of the AMC Defined Benefit Retirement Income Plan and the AMC Supplemental Executive Retirement Plan are described below. For additional information on the material assumptions with respect to these plans, see Note 12 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

        AMC Defined Benefit Retirement Income Plan.    The AMC Defined Benefit Retirement Income Plan is a non-contributory defined-benefit pension plan subject to the provisions of ERISA. As mentioned above, the plan was frozen effective December 31, 2006.

        The plan provides benefits to certain of our employees based upon years of credited service and the highest consecutive five-year average annual remuneration for each participant. For purposes of calculating benefits, average annual compensation is limited by Section 401(a) (17) of the Internal Revenue Code, and is based upon wages, salaries and other amounts paid to the employee for personal services, excluding certain special compensation. Under the Defined Benefit Retirement Income Plan, a participant earns a vested right to an accrued benefit upon completion of five years of vesting service.

        AMC Supplemental Executive Retirement Plan.    AMC also sponsors a Supplemental Executive Retirement Plan to provide the same level of retirement benefits that would have been provided under the retirement plan had the federal tax law not been changed in the Omnibus Budget Reconciliation Act of 1993 to reduce the amount of compensation which can be taken into account in a qualified retirement plan. The plan was frozen, effective December 31, 2006, and no new participants can enter the plan and no additional benefits can accrue thereafter.

        Subject to the forgoing, any individual who is eligible to receive a benefit from the AMC Defined Benefit Retirement Income Plan after qualifying for early, normal or late retirement benefits thereunder, the amount of which is reduced by application of the maximum limitations imposed by the Internal Revenue Code, is eligible to participate in the Supplemental Executive Retirement Plan.

        The benefit payable to a participant equals the monthly amount the participant would receive under the AMC Defined Benefit Retirement Income Plan without giving effect to the maximum recognizable compensation for qualified retirement plan purposes imposed by the Internal Revenue Code, as amended by Omnibus Budget Reconciliation Act of 1993, less the monthly amount of the retirement benefit actually payable to the participant under the AMC Defined Benefit Retirement Income Plan, each as calculated as of December 31, 2006. The benefit is an amount equal to the actuarial equivalent of his/her benefit, computed by the formula above, payable in either a lump sum (in certain limited circumstances, specified in the plan) or equal semi-annual installments over a period of two to ten years, with such form, and, if applicable, period, having been irrevocably elected by the participant.

        If a participant's employment with AMC terminates for any reason before the earliest date he/she qualifies for early, normal or late retirement benefits under the AMC Defined Benefit Retirement Income Plan, no benefit is payable under the Supplemental Executive Retirement Plan.

Nonqualified Deferred Compensation

        AMC permits the Named Executive Officers and other key employees to elect to receive a portion of their compensation reported in the Summary Compensation Table on a deferred basis. Deferrals of compensation during the year ended December 31, 2018 and in recent years have been made under the AMC Non-Qualified Deferred Compensation Plan ("NQDC"). Participants of the plan are able to defer annual salary and bonus (excluding commissions, expense reimbursement or allowances, cash and non-cash fringe benefits and any stock-based incentive compensation). Amounts deferred under the plans are credited with an investment return determined as if the participant's account were invested in one or more investment funds made available by the Company and selected by the participant. AMC may, but need not, credit the deferred compensation account of any participant with a discretionary or profit sharing credit as determined by AMC. The deferred compensation account will be distributed either in a lump sum payment or in equal annual installments over a term not to exceed 10 years as elected by the participant and may be distributed pursuant to in-service withdrawals under certain circumstances. Any such payment shall commence upon the date of a "Qualifying Distribution Event" (as such term is defined in the Non-Qualified Deferred Compensation Plan). The Qualifying Distribution Events are designed to be compliant with Section 409A of the Internal Revenue Code.

        The following table presents information regarding the contributions to and earnings on the Named Executive Officers' deferred compensation balances during the year ended December 31, 2018:

Name	Executive Contributions in last FY(1)		Aggregate Loss in Last FY		Aggregate Withdrawals/ Distributions		Aggregate Balance at Last FYE
Adam M. Aron	$		$		$		$
NQDC(3)		—		—		—		—
Craig R. Ramsey
NQDC(3)		27,000		(17,632)				584,195
EIP—2015(2)						(353,946)		—
John D. McDonald
NQDC(3)		93,387		(26,740)		—		1,571,410
EIP—2015(2)						(360,247)		—
Elizabeth Frank
NQDC(3)(4)		—		(58,432)		—		1,253,980
EIP—2015(2)						(357,025)		—
Mark A. McDonald
NQDC(3)		—		(15,898)		(217,811)		947,866
EIP—2015(2)						(356,802)		—

(1)
These amounts are included in the Summary Compensation Table for 2018.

(2)
These RSUs and PSUs vested in previous years and were settled in 2018. The value is based on the closing price of our common stock of $15.95 on the settlement date.

(3)
There were no above market earnings on deferred compensation during the year ended December 31, 2018.

(4)
The aggregate balance for Ms. Frank includes a $325,932 AIP executive contribution in 2016 that was inadvertently omitted in 2016 and 2017.

Potential Payments Upon Termination or Change of Control

        The following tables describe potential payments and other benefits that would have been received or receivable by each Named Executive Officer or his or her estate under the officer's employment agreement or related plans and agreements if employment had been terminated under various circumstances on December 31, 2018:

	Termination Following a Change of Control	Death or Disability	Termination with Good Reason by Employee	Termination Without Cause by Company	Retirement
Adam M. Aron
Base Salary	$1,650,000	—	$1,650,000	$1,650,000	—
AIP	4,284,688	$2,882,000	4,284,688	4,284,688	—
Unvested Equity Awards	13,526,289	—	6,000,000	6,000,000	—

Total	$19,460,977	$2,882,000	$11,934,688	$11,934,688	—

Craig R. Ramsey
Base Salary	$1,300,000	$1,300,000	—	$1,300,000	—
AIP	—	—	—	—	$455,000
Unvested Equity Awards	1,662,945	—	—	—	—

Total	$2,962,945	$1,300,000	—	$1,300,000	$455,000

John D. McDonald
Base Salary	$1,069,000	$1,069,000	—	$1,069,000	—
AIP	—	—	—	—	$374,150
Unvested Equity Awards	1,190,239	—	—	—	—

Total	$2,259,239	$1,069,000	—	$1,069,000	$374,150

Elizabeth Frank
Base Salary	—	—	$1,069,000	$1,069,000	—
AIP	—	—	—	—	—
Unvested Equity Awards	$1,190,239	—	—	—	—

Total	$1,190,239	—	$1,069,000	$1,069,000	—

Mark A. McDonald
Base Salary	$1,013,120	$1,013,120	—	$1,013,120	—
AIP	—	—	—	—	$329,250
Unvested Equity Awards	$1,190,239	—	—	—	—

Total	$2,203,359	$1,013,120	—	$1,013,120	$329,250

Employment Agreements

        In the event Mr. Aron's employment is terminated, pursuant to his employment agreement, if Mr. Aron is terminated as a result of his death or disability or without cause or for good reason (each as defined below and in the employment agreement), he will receive a pro rata portion of any incentive bonus for the year in which he was terminated if the applicable targets are met. In addition, upon his termination without cause or for good reason or as a result of the Company not renewing his contract, or not renewing it on comparable terms (each an "Involuntary Termination"), Mr. Aron will be entitled to an amount equal to 1.5 times his Base Salary plus 1.5 times the average of the Incentive Bonuses paid to Mr. Aron during the 24 months preceding the date of Mr. Aron's termination (the "Severance Benefit"). The Severance Benefit will be paid equally over a 24-month period. In addition, upon an Involuntary Termination, Mr. Aron will be paid $6,000,000 of value, through a combination of RSUs vesting and cash payments, over a 3-year period following termination. Upon an Involuntary Termination, the Company will also pay Mr. Aron an amount equal to the full cost of his medical insurance for a period of 18 months.

        "Cause" is defined as committing a felony, engaging in material misconduct injurious to the Company, willfully failing to perform his duties or material breach of certain agreement covenants. "Good reason" is defined as material diminution in compensation or duties, material change in location or material breach of the agreement by the Company.

        In the event Mr. Ramsey's, Mr. John McDonald's, or Mr. Mark McDonald's employment is terminated as a result of the executive's death, "Disability", or by the Company without "Cause" (as those terms are defined in the paragraph below and in the applicable employment agreement) the executive is entitled to a lump cash severance payment equal to two years of his base salary then in effect. Following a Change in Control (as defined in the paragraph below and in the applicable employment agreement), if the executive resigns in response to a substantial adverse alteration in responsibilities, reduction in base salary, or a material reduction in benefits, the executive is entitled to a lump cash severance payment equal to two years of his base salary then in effect. If the executive retires, he is entitled to a payment equal to a pro rata share of his AIP at target for the year in which he retires.

        The employment agreements for Mr. Ramsey, Mr. John McDonald and Mr. Mark McDonald define Disability as the executive's incapacity due to physical or mental illness and the executive has not been regularly performing his duties and obligations for a period of 120 consecutive days. Cause is defined as a willful and continued failure by the executive to perform substantially his duties with the Company or the willful engaging by the executive in misconduct which is materially and demonstrably injurious to the Company. Change of Control is defined as a merger or similar transaction, provided the executive terminates his employment subsequent to a Change of Control within 60 days of the occurrence of any such event; (i) a substantial adverse alteration in executive's responsibilities from those in effect immediately prior to the Change of Control; (ii) a reduction in base salary below the rate that is in effect immediately prior to the Change of Control; or (iii) a material reduction in the benefits provided to the Executive by the Company prior to the Change of Control.

        Ms. Frank is entitled to receive cash severance payments equal to two years of her base salary in the event of termination by the Company without "Cause" or by Ms. Frank for "Good Reason" (as such term is defined below and in her employment agreement).

        Per Ms. Frank's employment agreement, Cause shall mean, as reasonably determined by the Board based on information that one or more of the following has occurred, the executive has; (i) committed a felony or similar crime; (ii) engaged in acts of fraud, dishonesty, gross negligence or other misconduct; (iii) willfully failed to perform her duties under the agreement; or (iv) breached any provision, materially breached any contract or breached any material written Company policy. Good Reason shall mean a termination of the executive's employment by means of resignation by the executive after the occurrence of any one of the following conditions; (i) a material diminution in the executive's rate of base salary; (ii) a material diminution in the executive's authority, duties, or responsibilities; (iii) a material change in the geographic location of the executive's principal office with the Company; or (iv) a material breach of the employment agreement by the Company.

        Acceleration of RSU and PSU Awards.    Unvested RSU and PSU awards do not vest upon a termination by the Company, or due to death, disability or retirement. Under the 2013 Equity Incentive Plan, upon a Change in Control of the Company, the Compensation Committee can, in its discretion, determine to accelerate the vesting of outstanding awards at their target value. The tables above show the value (based on the market price of the Company's Class A common stock at year-end) of any unvested equity awards, and the cash value of certain payments guaranteed to Mr. Aron.

        Change in Control is generally defined as (1) any person other than Wanda becoming the owner of more than 35% of the combined voting power of outstanding securities of the Company, (2) over a period of two years, incumbent directors ceasing to be a majority of the board, or (3) a merger or consolidation of or the disposition of substantially all of the assets of the Company, subject to exceptions.

        Nonqualified Deferred Compensation Plan and Pension Benefits.    Upon termination for any reason, executives would receive all deferred compensation balances, subject to the terms of the Nonqualified Compensation Plan. See "Nonqualified Deferred Compensation" above for plan balances. See "Pension Benefits" above for a discussion of benefits upon termination under the Company's pension plans.

Equity Compensation Plan Information

        The following table summarizes the 2013 Equity Incentive Plan as of December 31, 2018.

Plan Category	(a) Total Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-average Exercise Price of Outstanding Options, Warrants and Rights($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	—	—	6,130,679
Equity compensation plans not approved by security holders	—	—	—

Pay Ratio Disclosure

        As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our CEO, Mr. Adam M. Aron, and the annual total compensation of our employees. This pay ratio is a reasonable estimate calculated in good faith, in a manner consistent with Item 402(u) of Regulation S-K, based on our payroll and employment records and the methodology described below. The Securities and Exchange Commission ("SEC") rules for identifying the "median employee" and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratios reported by other companies may not be comparable to the pay ratio set forth below, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

        For the year ended December 31, 2018:

  •
  The median of the annual total compensation of all employees of the Company (other than our CEO) was $9,347.

  •
  The annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this Proxy Statement, was $9,470,202.

  •
  Based on this information, for 2018 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 1,013 to 1.

        As permitted by SEC rules, for 2018 we elected to use the same median employee as was identified for 2017. There have been no changes in our employee population or compensation arrangements that we believe would significantly affect the pay ratio disclosure. As previously disclosed, to identify the median employee and annual total compensation: (1) we selected November 30, 2017 as the date upon which to identify the respective median employee; (2) we determined our employee population consisted of approximately 38,008 individuals, in 14 countries, approximately 26,231 employees based in the U.S. and 11,777 international, with approximately 90% of these part-time employees paid on an hourly basis; and (3) we used a stratified statistical sampling approach to estimate the total earnings for our median employee.

PROPOSAL 3:
NON-BINDING ADVISORY VOTE TO APPROVE COMPENSATION OF
NAMED EXECUTIVE OFFICERS

        As we discussed in the "Compensation Discussion and Analysis" above, the Company's compensation program for executive officers is designed to attract and retain high quality people and to motivate them to achieve both our long-term and short-term goals. As required by Section 14A of the Securities Exchange Act of 1934, this proposal, commonly referred to as the "say-on-pay" resolution, seeks a stockholder advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

          "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the Company's Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narratives."

        This vote is advisory and non-binding, but our Board and the Compensation Committee will consider stockholders' concerns and evaluate whether actions are necessary to address those concerns.

        The Board recommends a vote "FOR" approval of the compensation of our Named Executive Officers, as disclosed in this proxy statement on an advisory basis.

OTHER INFORMATION

        The Company's audited consolidated financial statements are included in the Annual Report on Form 10-K for 2018 filed with the SEC, 100 F Street N.E., Washington, D.C. 20549. Complimentary copies of the Form 10-K as filed with the SEC may be obtained by following the instructions provided below under the heading "Availability of Report on Form 10-K."

Costs of Proxy Statement

        The Company bears the cost of preparing, assembling and mailing this proxy statement and any other proxy materials transmitted on behalf of our Board. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to the beneficial owners of our Common Stock.

Delivery of Stockholder Documents

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        A number of brokers with accounts will be householding our proxy materials to the extent stockholders have given their prior express or implied consent in accordance with SEC rules. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker otherwise when you receive the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials, please notify your broker to discontinue householding and direct your written request to receive a separate notice of internet availability of proxy materials or proxy statement and annual report to the Company at: AMC Entertainment Holdings, Inc., Attention: Investor Relations, One AMC Way, 11500 Ash Street, Leawood, KS 66211, or by calling (913) 213-4000. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their broker.

STOCKHOLDER PROPOSALS

        In order to include a stockholder proposal in our proxy statement and form of proxy relating to our next annual meeting of stockholders following the end of 2019, we must receive it no later than December 4, 2019. Any stockholder proposal submitted to us for consideration at next year's annual meeting but which is not intended to be included in the related proxy statement and form of proxy must be received between March 4, 2020 and April 2, 2020; otherwise, the proposal will be considered by us to be untimely and not properly brought before the meeting.

AVAILABILITY OF REPORT ON FORM 10-K

        Upon your written request, we will provide to you a complimentary copy of our 2018 Annual Report on Form 10-K (without exhibits and separate financial statements of non-consolidated subsidiaries) as filed with the SEC. We will provide you a copy of the exhibits and separate financial statements of non-consolidated subsidiaries to our 2018 Annual Report on Form 10-K upon payment of our reasonable duplicating and shipping expenses. Your request should be mailed to AMC's offices, addressed as follows: AMC Entertainment Holdings, Inc., Attention: Investor Relations, One AMC Way, 11500 Ash Street, Leawood, KS 66211. A free copy of the Form 10-K may also be obtained at the Internet web site maintained by the SEC at www.sec.gov and by visiting our Internet web site at www.amctheatres.com and clicking on "Investor Relations," then on "Financial Performance."

By Order of the Board of Directors,

One AMC Way
11500 Ash Street, Leawood, KS 66211

Senior Vice President, General Counsel and Secretary

April 2, 2019

APPENDIX A

        The following table sets forth our reconciliation of Adjusted EBITDA and Adjusted EBITDA for AIP and our PSU grants:

Year Ended
(In millions)	December 31, 2018
Net Earnings	$110.1
Plus:
Income tax provision	13.6
Interest expense	342.3
Depreciation and amortization	537.8
Impairment of long-lived assets	13.8
Certain operating expenses(2)	24.0
Equity in earnings (loss) of non-consolidated entities(3)	(86.7)
Cash distributions from non-consolidated entities(4)	35.2
Attributable EBITDA(5)	7.3
Investment income	(6.2)
Other income(6)	(108.2)
General and administrative expense—unallocated:
Merger, acquisition and transaction costs(7)	31.3
Stock-based compensation expense(8)	14.9

Adjusted EBITDA(1)	$929.2

Less:
Cash distributions from non-consolidated entities and attributable EBITDA	(42.4)

Adjusted EBITDA for AIP and PSU grants	$886.8

(1)
We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings plus (i) income tax provision, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

  Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

  Adjusted EBITDA:

  •
  does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

  •
  does not reflect changes in, or cash requirements for, our working capital needs;

  •
  does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

  •
  excludes income tax payments that represent a reduction in cash available to us;

  •
  does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

  •
  does not reflect the impact of divestitures that were required in connection with recently completed acquisitions.

(2)
Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. The Company has excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

(3)
During the year ended December 31, 2018, we recorded equity in earnings related to our sale of all remaining NCM units of $28.9 million and a gain of $30.1 million related to the Screenvision merger. Equity in loss of non-consolidated entities also includes loss on the surrender (disposition) of a portion of our investment in NCM of $1.1 million during the year ended December 31, 2018. Equity in (earnings) loss of non-consolidated entities includes a lower of carrying value or fair value impairment loss of the held-for sale portion of our investment in NCM of $16.0 million for the year ended December 31, 2018.

(4)
Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. The Company believes including cash distributions is an appropriate reflection of the contribution of these investments to its operations.

(5)
Attributable EBITDA includes the EBITDA from minority equity investments in theatre operators in certain international markets. See below for a reconciliation of the Company's equity (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where the Company holds a significant market share, the Company believes attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. The Company also provides services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Year Ended December 31, 2018
Equity in (earnings) loss of non-consolidated entities	$(86.7)
Less:
Equity in (earnings) loss of non-consolidated entities excluding international theatre JV's	(81.9)

Equity in earnings (loss) of International theatre JV's	4.8
Income tax provision	0.4
Investment income	(0.5)
Depreciation and amortization	2.6

Attributable EBITDA	$7.3

(6)
Other expense (income) for the year ended December 31, 2018 includes financing losses and financing related foreign currency transaction losses. During the year ended December 31, 2018, we recorded a gain of $111.4 million, as a result of a decrease in fair value of our derivative liability and an increase in fair value of our derivative asset for the Convertible Notes due 2024.

(7)
Merger, acquisition and transition costs are excluded as they are non-operating in nature.

(8)
Stock-based compensation expense is non-cash or non-recurring expense included in General and Administrative: Other.

MMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE SACKPACK Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 received by 1:00 a.m., Central Time, on May 3, 2019 Online GIof ntoo welwewct.reonnviicsivoontrienpgo, rts.com/AMC or delete QR code and control # scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/AMC Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors for terms expiring at the 2022 Annual Meeting. For Withhold For Withhold 01 - Mr. Adam M. Aron 02 - Mr. Lee E. Wittlinger For Against Abstain For Against Abstain 2. Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019. 3. Say on Pay - An advisory vote to approve the compensation of named executive officers. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X 4 0 9 9 9 7 030N5C MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to be counted. Date and sign below. A Proposals — The Board recommends a vote FOR all the nominees in Proposal 1 and FOR Proposals 2 and 3. Annual Meeting Proxy Card1234 5678 9012 345

2019 Annual Meeting Admission Ticket 2019 Annual Meeting of AMC Entertainment Holdings, Inc. Stockholders Friday, May 3, 2019, 8:00 a.m. Central Time AMC Theatre Support Center, located at One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 3, 2019: You can view the 2018 Annual Report to Stockholders and the Proxy Statement on the Internet at: www.envisionreports.com/amc without charge. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 2019 Annual Meeting of Stockholders AMC Theatre Support Center, located at One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 Proxy Solicited by Board of Directors for Annual Meeting — May 3, 2019 Kevin Connor, Craig Ramsey, or any of them, each with full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of AMC Entertainment Holdings, Inc. to be held on May 3, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. + C Non-Voting Items Proxy — AMC Entertainment Holdings, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/AMC

MMMMMMMMMMMM Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors for terms expiring at the 2022 Annual Meeting. For Withhold For Withhold 01 - Mr. Adam M. Aron 02 - Mr. Lee E. Wittlinger For Against Abstain For Against Abstain 2. Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2019. 3. Say on Pay - An advisory vote to approve the compensation of named executive officers. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 4 0 9 9 9 7 030NEC MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to be counted. Date and sign below. A Proposals — The Board recommends a vote FOR all the nominees in Proposal 1 and FOR Proposals 2 and 3. Annual Meeting Proxy Card

Important notice regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 3, 2019: You can view the 2018 Annual Report to Stockholders and the Proxy Statement on the Internet at: www.edocumentview.com/amc without charge. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q 2019 Annual Meeting of Stockholders AMC Theatre Support Center, located at One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 Proxy Solicited by Board of Directors for Annual Meeting — May 3, 2019 Kevin Connor, Craig Ramsey, or any of them, each with full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of AMC Entertainment Holdings, Inc. to be held on May 3, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Proxy — AMC Entertainment Holdings, Inc.